EXHIBIT 99.19

TELESAT PARTNERSHIP LP

AMENDED AND RESTATED LIMITED PARTNERSHIP
AGREEMENT

BETWEEN

TELESAT CORPORATION

- and -

Henry Intven

- and -

RED ISLE PRIVATE INVESTMENTS INC.

- and -

PUBLIC SECTOR PENSION INVESTMENT BOARD

- and –

John Cashman

- and -

Colin Watson

- and -

EACH PERSON WHO IS ADMITTED TO
THE PARTNERSHIP AS A LIMITED PARTNER
IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT

[●], 20[●]

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION2

1.1 Definitions2

1.2 Headings14

1.3 Interpretation14

1.4 Currency15

1.5 Schedule15

ARTICLE 2 RELATIONSHIP BETWEEN PARTNERS15

2.1 Formation and Name of the Partnership15

2.2 Purpose of the Partnership16

2.3 Office of the Partnership16

2.4 Fiscal Year16

2.5 Status of Partners16

2.6 Limitation on Authority of Limited Partners17

2.7 Power of Attorney17

2.8 Limited Liability of Limited Partners20

2.9 Indemnity of Limited Partners20

2.10 Compliance with Laws20

2.11 Other Activities of Partners20

ARTICLE 3 PARTNERSHIP UNITS20

3.1 Authorized Units20

3.2 Rights, Privileges, Restrictions and Conditions of Exchangeable Units and Class D Units21

3.3 Issuance of Additional Units22

3.4 Capital Structure of the Partnership and the General Partner22

3.5 Reciprocal Changes23

3.6 Reservation of TopCo Shares25

3.7 Notification of Certain Events25

3.8 Delivery of TopCo Shares to the Partnership25

3.9 Qualification of TopCo Shares26

3.10 Admittance as Limited Partner26

3.11 Payment of Expenses26

3.12 Record of Limited Partners27

3.13 Transfers of Units and Changes in Membership of Partnership27

3.14 Notice of Change to General Partner30

3.15 Inspection of Record30

3.16 Amendment of Declaration of Limited Partnership or Record30

3.17 Non-Recognition of Trusts or Beneficial Interests30

3.18 Incapacity, Death, Insolvency or Bankruptcy30

3.19 No Transfer upon Dissolution31

3.20 Units Uncertificated31

(i)

3.21 Indirect Transfers of Interests31

3.22 Record Holders32

3.23 Acquisition Proposals: TopCo and the Partnership32

3.24 General Partner and Subsidiaries Not to Vote Exchangeable Units33

3.25 Attributes of Class X Units33

ARTICLE 4 CAPITAL CONTRIBUTIONS AND ACCOUNTS33

4.1 General Partner Contribution33

4.2 Limited Partner and General Partner Contributions33

4.3 Maintenance of Capital Accounts34

ARTICLE 5 PARTICIPATION IN PROFITS AND LOSSES35

5.1 Allocation for Capital Account Purposes35

5.2 Allocation of Net Income and Losses for Tax Purposes38

5.3 Distributions41

5.4 Tax Distributions42

5.5 Distribution Mechanics43

ARTICLE 6 WITHDRAWAL OF CAPITAL CONTRIBUTIONS45

6.1 Withdrawal45

ARTICLE 7 POWERS, DUTIES AND OBLIGATIONS OF GENERAL PARTNER45

7.1 Duties and Obligations45

7.2 Specific Powers and Duties46

7.3 Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the General Partner48

7.4 Title to Property49

7.5 Exercise of Duties by the Board of Directors of the General Partner; General Partner Standard of Care50

7.6 Limitation of Liability50

7.7 Indemnity of General Partner50

7.8 Other Matters Concerning the General Partner52

7.9 Indemnity of Partnership53

7.10 Restrictions upon the General Partner53

7.11 Employment of an Affiliate or Associate53

7.12 No Removal of the General Partner53

7.13 Voluntary Withdrawal of the General Partner53

7.14 Condition Precedent54

7.15 Transfer to New General Partner54

7.16 Release By Partnership54

7.17 New General Partner54

7.18 Transfer of General Partner Interest54

7.19 Resolution of Conflict of Interests55

(ii)

ARTICLE 8 FINANCIAL INFORMATION56

8.1 Books and Records56

8.2 Reports57

8.3 Right to Inspect Partnership Books and Records57

8.4 Accounting Policies57

8.5 Appointment of Auditor58

ARTICLE 9 TAX MATTERS58

9.1 Tax Returns and Information58

9.2 Tax Elections58

9.3 Tax Controversies58

9.4 Treatment as a Partnership; Election to be Treated as a Corporation60

ARTICLE 10 MEETINGS OF THE LIMITED PARTNERS60

10.1 Meetings60

10.2 Place of Meeting60

10.3 Notice of Meeting60

10.4 Record Dates60

10.5 Information Circular61

10.6 Proxies61

10.7 Validity of Proxies61

10.8 Form of Proxy61

10.9 Revocation of Proxy61

10.10 Corporations62

10.11 Attendance of Others62

10.12 Chairperson62

10.13 Quorum62

10.14 Voting62

10.15 Poll63

10.16 Powers of Limited Partners; Resolutions Binding63

10.17 Conditions to Action by Limited Partners63

10.18 Minutes63

10.19 Additional Rules and Procedures64

10.20 Electronic Meetings64

ARTICLE 11 SUCCESSORS OF THE GENERAL PARTNER64

11.1 Certain Requirements in Respect of Combination, etc.64

11.2 Vesting of Powers in Successor65

11.3 Wholly-Owned Subsidiaries65

ARTICLE 12 NOTICES65

12.1 Address65

12.2 Change of Address66

(iii)

12.3 Accidental Failure66

12.4 Disruption in Mail66

12.5 Receipt of Notice66

12.6 Undelivered Notices66

ARTICLE 13 DISSOLUTION AND LIQUIDATION67

13.1 Events of Dissolution67

13.2 No Dissolution67

13.3 Procedure on Dissolution67

13.4 Dissolution67

13.5 No Right to Dissolve68

13.6 Agreement Continues68

13.7 Capital Account Restoration68

ARTICLE 14 AMENDMENT68

14.1 Power to Amend68

14.2 Amendment by General Partner69

14.3 Notice of Amendments70

ARTICLE 15 MISCELLANEOUS71

15.1 Binding Agreement71

15.2 Time71

15.3 Counterparts71

15.4 Governing Law71

15.5 Severability71

15.6 Further Acts71

15.7 Entire Agreement71

15.8 Limited Partner Not a General Partner72

15.9 Amendment and Restatement of Original Limited Partnership Agreement72

15.10 Language of Agreement72

(iv)

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

This AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (including all exhibits and attachments hereto, the “Agreement”) is entered into as of 9:00 am on the First Closing Day between Telesat Corporation, a corporation existing under the Laws of British Columbia, in its own capacity and as General Partner (“TopCo”, together with any Person who is admitted to the Partnership as a successor to or permitted assign of the General Partner in accordance with this Agreement, the “General Partner”), Mr. Henry Intven (the “Initial Limited Partner”), Red Isle Private Investments Inc., a corporation incorporated under the Laws of Canada (“Rover”), Mr. John Cashman (“Cashman”), Mr. John Watson (“Watson”) and each other person who is admitted to the Partnership as a limited partner in accordance with the provisions of this Agreement, including each Leo Electing Stockholder (as hereinafter defined) (together with the Initial Limited Partner, Rover, Cashman and Watson, the “Limited Partners”) and, solely for purposes of Section 3.21, Public Sector Pension Investment Board, a Canadian Crown corporation formed under the Laws of Canada (“Polaris”).

WHEREAS the General Partner and the Initial Limited Partner entered into a limited partnership agreement on November 12, 2020 (the “Original Limited Partnership Agreement”) to form a limited partnership by the name of “Telesat Partnership LP” under the Laws of the Province of Ontario (the “Partnership”);

WHEREAS the Partnership was registered as a limited partnership by the filing of the Declaration of Limited Partnership on November 12, 2020;

WHEREAS the Partnership was formed to give effect to the business of the Partnership as described in Section 2.2;

WHEREAS the Partnership entered into that certain Transaction Agreement and Plan of Merger with Telesat Canada, a corporation incorporated under the laws of Canada (“Transit”), TopCo, the Partnership, Telesat CanHold Corporation, a corporation incorporated under the laws of British Columbia and a wholly-owned subsidiary of the Partnership (“CanHoldco”), Loral Space & Communications Inc., a Delaware corporation (“Leo”), Lion Combination Sub Corporation, a Delaware corporation and a wholly-owned subsidiary of Leo, Polaris and Rover on November [23], 2020 (the “Transaction Agreement”);

WHEREAS pursuant to the Transaction Agreement and the other agreements contemplated thereby, Merger Sub will merge with and into Leo (the “Merger”) with Leo surviving as a wholly-owned subsidiary of the Partnership, and with Leo Electing Stockholders receiving Exchangeable Units and with other stockholders of Leo (other than the Partnership) receiving TopCo Shares, by completing the steps described in the Recitals set out below, at the times and in the order set out therein;

WHEREAS pursuant to the Transaction Agreement and the other agreements contemplated thereby, the Partnership will complete the transactions set forth in Section 2.1(a) of the Transaction Agreement to which it is a party on the First Closing Day in the order set out in the Transaction Agreement;

WHEREAS each Leo Electing Stockholder will appoint TopCo as such Leo Electing Stockholder’s attorney to execute and deliver this Agreement on such Leo Electing Stockholder’s behalf;

WHEREAS pursuant to the Transaction Agreement and the other agreements contemplated thereby, the Partnership will complete the following transactions affecting its capital on the Second Closing Day (as hereinafter defined) at the effective time of the Merger (the “Merger Effective Time”):

(a)The Partnership will deliver Exchangeable Units to Leo Electing Stockholders;
(b)The Partnership will issue additional GP Units to Topco in consideration of the issuance of TopCo Shares by TopCo in the Merger to stockholders of Leo other than Leo Electing Stockholders and the Partnership; and
(c)The Partnership will redeem the Class X Units held by each of the Voting Directors and the Initial Limited Partner;

WHEREAS immediately following the Merger Effective Time, the issued capital of the Partnership shall consist of the GP Units held by the General Partner and the Exchangeable Units held by Rover and the Leo Electing Stockholders; and

WHEREAS Topco, the Initial Limited Partner, Rover, Cashman and Watson wish to enter into this Agreement to amend and restate the Original Limited Partnership Agreement in its entirety in order to provide for the Integration (as hereinafter defined) and to set out the terms and conditions applicable to the relationship among the Partners and to the conduct of the business of the Partnership upon completion of the Merger.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT IN CONSIDERATION of the respective covenants and agreements contained in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the Partners agree with each other as follows:

ARTICLE 1
INTERPRETATION
1.1	Definitions

In this Agreement, the following words have the following meanings:

“Act” means the Limited Partnerships Act (Ontario);

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each Fiscal Year of the Partnership (or other taxable period), (a) increased by any amounts that such Partner is obligated to restore under the standards set forth in U.S. Treasury Regulations Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under the penultimate sentences of U.S. Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5), respectively) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such Fiscal Year (or such taxable period), are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and U.S. Treasury Regulations Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such Fiscal Year (or such taxable period), are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 5.1(b)(i) or Section 5.1(b)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of U.S. Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of a Unit shall be the amount that such Adjusted Capital Account would be if such Unit were the only interest in the Partnership held by such Partner from and after the date on which such Unit was first issued;

“Affiliate” means “affiliate” as defined in Rule 405 promulgated under the Securities Act of 1933, as amended; provided that, notwithstanding anything to the contrary, for purposes of this Agreement, (a) none of Topco, the Partnership or their respective Subsidiaries is an “Affiliate” of any of Meteor, Polaris, or Rover, (b) none of Meteor, Polaris or Rover is an “Affiliate” of any of Topco, the Partnership or their respective Subsidiaries, and (c) no portfolio company of (i) any investment vehicle or (ii) any holding company that, in each case, is directly or indirectly managed or controlled by Polaris, or Meteor or its Affiliates, as the case may be, is an “Affiliate” of Polaris, Rover or Meteor, unless and to the extent such portfolio company is acting at the direction of the applicable Person (it being understood, however, that each of Polaris and Rover is an “Affiliate” of the other);

“Agreement” has the meaning set out in the Preamble;

“Associate” where used to indicate a relationship with any Person has the same meaning as in the Securities Act (Ontario);

“Assumed Tax Liability” means, with respect to each Partner as of any taxable year, such Partner’s pro rata portion, based on its Percentage Interest divided by the Percentage Interest of all Partners other than TopCo, of the product of (a) income or gain, as determined under U.S. federal income tax principles (other than allocations pursuant to Section 704(c) of the Code) allocated by the Partnership to all Partners other than TopCo in such taxable year and all prior taxable years less any deduction or loss, as determined under U.S. federal income tax principles, allocated by the Partnership to such Partners (other than TopCo) in such taxable year and all prior taxable years, multiplied, for each relevant taxable year in which there is net income, by (b) the highest applicable U.S. federal, state and local income tax rate for such taxable year (including for the avoidance of doubt, the tax rate imposed on “net investment income” by Section 1411 of the Code) applicable to an individual resident in New York, New York applicable to the character of U.S. federal taxable income or loss allocated by the Partnership to such Partners (e.g., capital gains or losses, dividends, ordinary income, etc.) at any time during the taxable Year;

“Auditor” means [●], or any other member in good standing of CPA Canada who is appointed as auditor of the Partnership by the General Partner;

“BCBA” means the Business Corporations Act (British Columbia);

“Beneficial Ownership” and “beneficially own” and similar terms have the meaning set forth in Rule 13d-3 under the Securities Exchange Act.

“Business Day” means any day other than a Saturday, a Sunday, a day on which banking institutions in the City of Montréal are authorized or required by law to be closed or a day on which the New York Stock Exchange, the NASDAQ Stock Market or the Toronto Stock Exchange is closed for trading;

“Canadian Securities Authorities” means the securities commissions and similar regulatory authorities in all of the provinces and territories in Canada;

“CanHoldco” means Telesat CanHold Corporation, a corporation incorporated by the Partnership under the Laws of British Columbia;

“Capital Account” has the meaning set out in Section 4.3(a);

“Capital Contribution” of a Partner means the total amount of cash and the Carrying Value of any property contributed, including any property deemed to be contributed, to the Partnership by that Partner (or such Partner’s predecessor in interest) in respect of Units held, purchased or issued to such Partner; provided, that, in the case of the Units issued pursuant to the Integration, the amount of the contribution to the Partnership in respect of the issuance of such Unit shall be the amount determined in accordance with Section 4.2;

“Carrying Value” means with respect to any Property of the Partnership (other than money), such Property’s adjusted basis for U.S. federal income tax purposes, except as follows:

(a)The initial Carrying Value of any Property contributed by a Partner to the Partnership shall be the gross fair market value of such Property, as reasonably determined by the General Partner;
(b)The Carrying Values of all such Properties shall be adjusted to equal their respective gross fair market values (in accordance with the rules set forth in U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(f) and taking Section 7701(g) of the Code into account), as reasonably determined by the General Partner, at the time of any Revaluation pursuant to Section 4.3(c);
(c)The Carrying Value of any Property distributed to any Partner shall be adjusted immediately prior to such distribution to equal the gross fair market value (without regard to Section 7701(g) of the Code) of such Property on the date of distribution as reasonably determined by the General Partner;
(d)The Carrying Values of any such Property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Property pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (f) of the definition of

“Net Income” and “Net Loss” or Section 5.1(b)(viii); provided, however, that Carrying Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) above is made in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d); and
(e)If the Carrying Value of any such Property has been determined or adjusted pursuant to subparagraph (a), (b) or (d) above, such Carrying Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Property for purposes of computing Net Income and Net Loss;

Notwithstanding the foregoing, the initial Carrying Values of Leo shares and Transit shares acquired by the Partnership pursuant to the Integration shall be determined in accordance with the per share values set forth in Section 4.2;

“Cashman” has the meaning set out in the Preamble;

“Class A Exchangeable Units” has the meaning set out in Section 3.1;

“Class A Special Voting Share” means the Class A special voting share in the capital of TopCo;

“Class B Exchangeable Units” has the meaning set out in Section 3.1;

“Class B Special Voting Share” means the Class B special voting share in the capital of TopCo;

“Class C Exchangeable Units” has the meaning set out in Section 3.1;

“Class C Special Voting Share” means the Class C special voting share in the capital of TopCo;

“Class D Units” has the meaning set out in Section 3.1;

“Class X Units” means the Class X limited partnership units in the capital of the Partnership, which have the attributes provided in Section 3.25;

“Code” means the United States Internal Revenue Code of 1986;

“Combination” means any combination of shares or units, as the case may be, by reverse split, reclassification, recapitalization or otherwise;

“Confirmation” has the meaning set out in Section 3.13(i);

“CPOA” has the meaning set out in Section 2.7(f);

“Declaration” has the meaning set out in Section 3.13(d);

“Declaration of Limited Partnership” means the declaration of limited partnership for the Partnership filed under the Act on November 12, 2020 and all amendments to the declaration and renewals or replacements of the declaration;

“Departing Partner” means any former General Partner;

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for U.S. federal income tax purposes for such Fiscal Year or other period, except that if the Carrying Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Carrying Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year or other period is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the General Partner;

“Economic Risk of Loss” has the meaning set forth in U.S. Treasury Regulations Section 1.752-2(a);

“Entity” means any of a partnership, limited partnership, limited liability company, joint venture, company or corporation with share capital, unincorporated association, or trust;

“Exchange Notice” has the meaning set out in Section 3.1 of Schedule A;

“Exchange Right” has the meaning set out in Section 2.1(a) of Schedule A;

“Exchangeable Holder” means a registered holder of Exchangeable Units;

“Exchangeable Units” has the meaning set out in Section 3.1;

“Exchanged Shares” has the meaning set out in ARTICLE 1 of Schedule A;

“First Closing Day” has the meaning set out in the Transaction Agreement;

“Fiscal Year” has the meaning set out in Section 2.4;

“General Partner” has the meaning set out in the Preamble;

“Golden Share” means the golden share without par value in the capital of TopCo;

“Governmental Authority” means any (i) international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) self-regulatory organization or stock exchange, (iii) subdivision, agent, commission, board, or authority of any of the foregoing, or (iv) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“GP Duties” has the meaning set out in Section 7.6(b);

“GP Units” has the meaning set out in Section 3.1;

“Group Member” means a member of the Partnership Group;

“holder” means, when used with reference to Units, a holder of Units as shown from time to time in the Record;

“Indemnitee” has the meaning set out in Section 7.8(a);

“Initial Limited Partner” has the meaning set out in the Preamble;

“Integration” means the transactions contemplated by Article II of the Transaction Agreement (including, for the avoidance of doubt, the Merger);

“Investor Rights Agreements” means (i) that certain Investor Rights Agreement, dated as of November [23], 2020, by and between TopCo and Polaris and (ii) that certain Investor Rights Agreement, dated as of November [23], 2020, by and between TopCo and Meteor, collectively, in each case, as from time to time amended;

“Laws” means any and all applicable (i) laws, constitutions, treaties, statutes, codes, ordinances, principles of common and civil law and equity, rules, regulations and municipal by-laws, whether domestic, foreign or international, (ii) judicial, arbitral, administrative, ministerial, departmental and regulatory judgements, orders, writs, injunctions, decisions, and awards of any Governmental Authority, and (iii) policies, practices and guidelines of any Governmental Authority which, although not actually having the force of law, are considered by such Governmental Authority as requiring compliance as if having the force of law, and the term “applicable”, with respect to such Laws and in the context that refers to one or more Persons, means such Laws that apply to such Person or Persons or its or their business, undertaking, property or securities at the relevant time and that emanate from a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

“Legal Rights” means the rights of a Person under the applicable Laws;

“Leo” has the meaning set out in the Recitals;

“Leo Electing Stockholder” means a former stockholder of Leo that validly elects to receive Exchangeable Units on the Merger and appoints TopCo as its attorney to execute this Agreement;

“Limited Partner” has the meaning set out in the Preamble, provided, however, that a transferee of Partnership Interests that is not a permitted transferee of a Limited Partner as described in Section 3.13(g) shall not be treated as a Limited Partner;

“Merger” has the meaning set out in the Recitals;

“Merger Effective Time” has the meaning set out in the Recitals;

“Meteor” means MHR Fund Management LLC;

“Meteor Entity” means any entity through which a Meteor Fund beneficially owns any Units;

“Meteor Fund” means a pooled investment vehicle managed by Meteor or any of its Affiliates;

“Meteor Limited Partner” means the Leo Electing Stockholders affiliated with Meteor admitted to the Partnership as limited partners in accordance with the provisions of this Agreement;

“National Securities Exchange” means (i) an exchange registered with the U.S. Securities and Exchange Commission under Section 6(a) of the Securities Exchange Act or the Toronto Stock Exchange or any successor thereto, and (ii) any other securities exchange (whether or not registered with the U.S. Securities and Exchange Commission under Section 6(a) of the Securities Exchange Act) that the General Partner in its sole discretion shall designate as a National Securities Exchange for purposes of this Agreement;

“Net Cumulative Taxable Income” means, with respect to a Partner, the amount of taxable income or gain as determined under U.S. federal income tax principles (other than allocations pursuant to Section 704(c) of the Code) allocated by the Partnership to such Partner in such taxable year and all prior taxable years less any deduction or loss, as determined under U.S. federal income tax principles, allocated by the Partnership to such Partner in such taxable year and all prior taxable years;

“Net Income” and “Net Loss” mean, for U.S. federal income tax purposes, for each Fiscal Year or other period, an amount equal to the Partnership’s taxable income or loss for such Fiscal Year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)	Any income of the Partnership that is exempt from U.S. federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of “Net Income” and “Net Loss” shall be added to such taxable income or loss;
(b)	Any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income and Net Loss pursuant to this definition of “Net Income” and “Net Loss,” shall be subtracted from such taxable income or loss;
(c)	In the event the Carrying Value of any Property of the Partnership is adjusted pursuant to subparagraphs (b) or (c) of the definition of “Carrying Value”, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Carrying Value of the asset) or an item of loss (if the adjustment decreases the Carrying Value of the asset) from the disposition of such asset and shall be taken into account, immediately prior to the event giving rise to such adjustment, for purposes of computing Net Income and/or Net Loss;

(d)	Gain or loss resulting from any disposition of any Property of the Partnership with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Carrying Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Carrying Value;
(e)	In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of Depreciation;
(f)	To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) of the Code is required, pursuant to U.S. Treasury Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account, immediately prior to the event giving rise to such adjustment, for purposes of computing Net Income or Net Loss; and
(g)	Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 5.2(b) shall not be taken into account in computing Net Income and Net Loss;

The amounts of the items of Partnership income, gain, loss, or deduction available to be specially allocated pursuant to Section 5.1(b) shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (g) above;

“New Shares” has the meaning given to it in Section 3.4(b)(ii);

“New Units” has the meaning given to it in Section 3.4(b)(ii);

“Nonrecourse Deductions” has the meaning set forth in U.S. Treasury Regulations Section 1.704-2(b)(1) and 1.704-2(c);

“Nonrecourse Liability” has the meaning set forth in U.S. Treasury Regulations Section 1.752-1(a)(2) and 1.704-2(b)(3);

“Ordinary Resolution” means:

(a)	a resolution approved by more than 50% of the votes cast in person or by proxy at a duly constituted meeting of Partners holding Exchangeable Units entitled to vote thereon (excluding Exchangeable Units held by the General Partner and its Subsidiaries) or at any adjournment of that meeting, called in accordance with this Agreement; or

(b)	a written resolution in one or more counterparts signed by Partners holding in the aggregate more than 50% of the aggregate number of Exchangeable Units entitled to vote thereon (excluding Exchangeable Units held by the General Partner and its Subsidiaries) at the time of such written resolution;

“Original Limited Partnership Agreement” has the meaning given to it in the Recitals;

“Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination;

“Partially Adjusted Capital Account” means, with respect to any Partner and any Fiscal Year, the Capital Account of such Partner at the beginning of such Fiscal Year, adjusted as set forth in Section 4.3 hereof for all contributions and distributions during such year and all Required Allocations with respect to such Fiscal Year, but before giving effect to any allocation of Net Income and Net Loss for such Fiscal Year pursuant to Section 5.1 hereof;

“Partner Nonrecourse Debt” has the meaning set forth in U.S. Treasury Regulations Section 1.704-2(b)(4);

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in U.S. Treasury Regulations Section 1.704-2(i)(2);

“Partner Nonrecourse Deductions” has the meaning set forth in U.S. Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2);

“Partners” means, collectively, the General Partner and the Limited Partners and “Partner” means any one of them;

“Partnership” has the meaning given to it in the Recitals;

“Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity;

“Partnership Interest” means any interest of a Partner in the Partnership represented by Units and the rights of such Partner to any and all benefits to which such Partner may be entitled as provided in the Act or this Agreement together with the obligations of such Partner to comply with all terms and provisions of this Agreement and the Act;

“Partnership Minimum Gain” has the meaning set forth in U.S. Treasury Regulations Section 1.704-2(b)(2) and 1.704-2(d). A Partner’s share of Partnership Minimum Gain shall be computed in accordance with the provisions of U.S. Treasury Regulations Section 1.704-2(g);

“Partnership Representative” shall have the meaning set forth in Section 9.3(b) hereof;

“Percentage Interest” means, as of any time of determination, (i) as to any Exchangeable Units held by a Partner, the product obtained by multiplying (a) 100% by (b) the quotient obtained by dividing (w) the number of such Exchangeable Units held by that Partner by (x) the Total Base, and (ii) as to the GP Units held by the General Partner, the product obtained by multiplying (a) 100% by (b) the quotient obtained by dividing (y) the number of outstanding TopCo Shares by (z) the Total Base;

“Person” means any individual, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, company or corporation or other Entity with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

“Polaris” has the meaning set out in the Preamble;

“Property” means an interest of any kind in any real, personal or intellectual (or mixed) property, including cash, and any improvements thereto, and shall include both tangible and intangible property;

“Qualified Canadians” has the same meaning as given to the term “Canadian” in the Investment Canada Act;

“Record” means the current record of the Partners required by the Act and this Agreement to be kept by the General Partner;

“Record Holder” means, as of any particular Business Day, the Person in whose name a Unit is registered on the books of the Registrar and Transfer Agent as of the opening of business on such Business Day, or with respect to other Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books which the General Partner has caused to be kept as of the opening of business on such Business Day;

“Registrar and Transfer Agent” means the registrar and transfer agent of the Units appointed from time to time by the General Partner, which will initially be Computershare Trust Company of Canada, or, if no registrar and transfer agent is appointed, the General Partner;

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, by and between TopCo, Polaris and Meteor;

“Representatives” means, with respect to any Person, each of its directors, officers, employees, members, partners, consultants, accountants, legal counsel, investment bankers and other advisors, agents or other representatives;

“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Section 5.1(b), with the exception of clause (ix) thereof;

“Revaluation” has the meaning set out in Section 4.3(c);

“Rover” has the meaning set out in the Preamble;

“securities” has the same meaning as in the Securities Act (Ontario);

“Securities Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“Special Approval” means approval by either (a) the vote of a majority of the members of the board of directors of TopCo (or a committee of the board of directors of TopCo to which such matter has been delegated), which majority shall include a majority of the Specially Designated Directors then in office (or on such committee), or (b) the vote of a majority of the voting power of the Exchangeable Units (excluding Units owned by the General Partner and its Subsidiaries), which majority vote shall include the vote of a majority of the voting power of the Exchangeable Units beneficially owned by persons other than Rover, any Meteor Entity or any of their respective Affiliates or Associates;

“Special Voting Shares” means, collectively, the Class A Special Voting Share, the Class B Special Voting Share and the Class C Special Voting Share;

“Specially Designated Directors” has the meaning set out in the TopCo Articles;

“Subdivision” means any subdivision of shares or units, as the case may be, by any split, dividend, distribution, reclassification, recapitalization or otherwise;

“Subsidiary” means any Entity or other Person of which the relevant party (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the outstanding voting securities or equity interests having the power to vote for the election of the board of directors or other governing board of such Person or with respect to which the relevant party (either alone or through or together with any other Subsidiary) otherwise has the power to direct or control the management and policies of such Person, by contract or otherwise;

“Tabulation Agent” means a Person designated by the General Partner, in writing, as its agent to perform the administrative tasks of (1) collecting and tabulating instructions from the holders of Exchangeable Units for the purpose of instructing the Trustee as to the exercise of the Voting Rights with respect to the Special Voting Shares pursuant to the terms of this Agreement, the TopCo Articles and the Voting Agreement, and (2) collecting and tabulating the votes of the TopCo Shares and/or instructions from the holders of Exchangeable Units pursuant to the terms of this Agreement for the purpose of instructing the Trustee as to the exercise of the voting rights attached to the Golden Share pursuant to the terms of the TopCo Articles and the Voting Agreement. For the avoidance of doubt, the General Partner shall retain liability as principal for the acts of the Tabulation Agent;

“Target Capital Account” means, with respect to any Partner for any Fiscal Year, an amount (which may be either a positive or negative balance) equal to the hypothetical distribution (as described in the next paragraph) such Partner would receive, minus the Partner’s share of partnership minimum gain determined pursuant to U.S. Treasury Regulations Section 1.704-2(g), and minus the Partner’s share of partner nonrecourse debt minimum gain determined in accordance with U.S. Treasury Regulations Section 1.704-2(i)(5), all computed immediately prior to the following hypothetical sale:

The hypothetical distribution to a Partner is equal to the amount that would be received by such Partner if all Partnership assets were sold for cash equal to their Carrying Values, all Partnership liabilities were satisfied to the extent required by their terms (limited, with respect to each Nonrecourse Liability or partner nonrecourse debt, to the Carrying Value of the assets securing each such liability), and the net assets of the Partnership were distributed in full to the Partners pursuant to Section 13.3(c), all as of the last day of such Fiscal Year;

“Tax Act” means the Income Tax Act (Canada);

“Tax Distribution Date” means any date that is five Business Days prior to (i) the date on which quarterly estimated income tax payments are required to be made by calendar year individual taxpayers in the U.S. and (ii) each due date for the income tax return of an individual calendar year taxpayer (without regard to extensions) in the U.S.;

“TopCo” has the meaning set out in the Preamble;

“TopCo Articles” means the Articles of TopCo dated the date hereof, and as may be amended subsequent to the date hereof in accordance with the terms hereof and thereof;

“TopCo Class A Shares” means the Class A common shares in the capital of TopCo;

“TopCo Class B Shares” means the Class B common shares in the capital of TopCo;

“TopCo Class C Fully Voting Shares” means the Class C fully voting common shares in the capital of TopCo;

“TopCo Class C Limited Voting Shares” means the Class C limited voting common shares in the capital of TopCo;

“TopCo Class C Shares” means the TopCo Class C Limited Voting Shares and the TopCo Class C Fully Voting Shares;

“TopCo Shareholder Representative” shall have the meaning ascribed to such term in the Transaction Agreement;

“TopCo Offer” has the meaning given to it in Section 3.23(a);

“TopCo Shares” means, collectively, the TopCo Class A Shares, the TopCo Class B Shares and the TopCo Class C Shares;

“TopCo Successor” has the meaning given to it in Section 11.1(a);

“Total Base” at any time means the total of the Outstanding Exchangeable Units plus the number of TopCo Shares outstanding as at that time;

“Transaction Agreement” has the meaning set out in the Recitals;

“transfer” when used in this Agreement with respect to a Partnership Interest has the meaning given to it in Section 3.13(h);

“Transit” means Telesat Canada, a corporation incorporated under the laws of Canada;

“Transit Common Shares”, “Transit Director Voting Preferred Shares”, “Transit Non-Voting Participating Preferred Shares” and “Transit Voting Participating Preferred Shares” each has the meaning ascribed thereto in the Transaction Agreement;

“Trust” means the [New Transit] Trust;

“Trustee” means TSX Trust Company, a trust company existing under the laws of Canada, or the trustee of the Trust as determined from time to time in accordance with the trust agreement made as of [●], 20[●];

“Unit” means the interest of a Partner in the Partnership represented by Exchangeable Units, Class D Units, Class X Units and GP Units;

“U.S.” means the United States of America;

“U.S. Treasury Regulations” means the regulations and rules made pursuant to the Code;

“Unitholder” or “holder” means a holder of one or more Units;

“Units Offer” has the meaning given to it in Section 3.23(b);

“Voting Agreement” means the Trust Voting Agreement dated the date hereof between the Partnership, TopCo and the Trustee;

“Voting Director Contribution Agreement” has the meaning ascribed thereto in the Transaction Agreement;

“Voting Directors” means Cashman and Watson;

“Voting Rights” means the voting rights attached to the Special Voting Shares; and

“Watson” has the meaning set out in the Preamble.

1.2	Headings

In this Agreement, the headings are for convenience of reference only, do not form a part of this Agreement and are not to be considered in the interpretation of this Agreement.

1.3	Interpretation

In this Agreement,

(a)	words importing the masculine gender include the feminine and neuter genders, corporations, partnerships and other Persons, and words in the singular include the plural, and vice versa, wherever the context requires;
(b)	the words “include”, “includes”, “including”, or any variations thereof, when following any general term or statement, are not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;
(c)	unless otherwise specified, all references to designated Articles, Sections and other subdivisions are to the designated Articles, Sections and other subdivisions of this Agreement;
(d)	all accounting terms not otherwise defined will have the meanings assigned to them by, and all computations to be made will be made in accordance with, International Financial Reporting Standards as issued by the International Accounting Standards Board, as consistently applied by TopCo from time to time (“IFRS”);
(e)	any reference to a statute will include and will be deemed to be a reference to the regulations and rules made pursuant to it, and to all amendments made to the statute, the regulations and the rules in force from time to time, and to any statute, regulation or rule that may be passed which has the effect of supplementing or superseding the statute referred to or the relevant regulation;
(f)	any reference to a Person will include and will be deemed to be a reference to any Person that is a successor to that Person; and
(g)	“hereof”, “hereto”, “herein”, and “hereunder” mean and refer to this Agreement and not to any particular Article, Section or other subdivision.
1.4	Currency

All references to currency in this Agreement are references to lawful money of Canada, unless otherwise indicated.

1.5	Schedule

The following is the schedule to this Agreement:

Schedule A – Exchangeable Units of the Partnership

ARTICLE 2
RELATIONSHIP BETWEEN PARTNERS
2.1	Formation and Name of the Partnership

The General Partner acknowledges and represents to the Limited Partners that the Partnership was initially formed and registered as a limited partnership on November 12, 2020 by the filing of the Declaration of Limited Partnership in accordance with the Laws of the Province of Ontario and the provisions of the Original Limited Partnership Agreement to carry on business in common with a view to profit under the firm name and style of “Telesat Partnership LP” or the French form of that name or any other name or names as the General Partner may determine from time to time. The General Partner has the right to file an amendment to the Declaration of Limited Partnership changing the name of the Partnership or the French form of that name.

2.2	Purpose of the Partnership

The purpose of the Partnership shall be to: (a) acquire and hold direct and indirect equity interests in Leo, Transit, CanHoldco and, subject to the approval of the General Partner, any other Persons; (b) engage in any activity related to the capitalization and financing of the Partnership’s interests in such corporations and such other Persons; and (c) engage in any activity that is incidental to or in furtherance of the foregoing or any other business that it deems appropriate and that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized under the Act and this Agreement; provided, however, that, (i) except pursuant to Section 9.4, the Partnership shall not engage, directly or indirectly, in any business activity that the General Partner determines would cause the Partnership to be treated as an association taxable as a corporation under U.S. Treasury Regulations Section 301.7701-3 or Section 7704 of the Code; and (ii) the General Partner shall conduct the affairs of the Partnership in a manner that does not cause the Partnership or Partners, solely as a result of being a limited partner in the Partnership, (A) to be treated as engaged in a “commercial activity” (as defined in Section 892(a)(2)(A)(i) of the Code) or (B) to be treated as engaged in a “trade or business” within the United States for purposes of Section 864 of the Code.

2.3	Office of the Partnership

The principal place of business of the Partnership will be 160 Elgin Street, Suite 2100
Ottawa, Ontario, Canada, K2P 2P7 or any other address in Ontario as the General Partner may designate in writing from time to time to the Limited Partners.

2.4	Fiscal Year

Unless changed by the General Partner, the fiscal period of the Partnership shall commence on January 1 of a calendar year and shall end on the earlier of December 31 in that year or on the date of dissolution or other termination of the Partnership. Each fiscal period is referred to in this Agreement as a “Fiscal Year”.

2.5	Status of Partners

The General Partner represents, warrants, covenants and agrees with each Limited Partner that it:

(a)	is a corporation incorporated under the Laws of British Columbia and is validly subsisting under those Laws;
(b)	has the capacity and corporate authority to act as a general partner and to perform its obligations under this Agreement, and those obligations do not conflict with nor do they result in a breach of any of its constating documents, by-laws or any agreement by which it is bound;
(c)	will act in good faith toward the Limited Partners in carrying out its obligations under this Agreement;
(d)	holds and will maintain the registrations necessary for the conduct of its business and has and will continue to have all licences and permits necessary to carry on its business as the General Partner of the Partnership in all jurisdictions where the activities of the Partnership require that licensing or other form of registration of the General Partner; and
(e)	will devote as much time as is reasonably necessary for the conduct and prudent management of the business and affairs of the Partnership.
2.6	Limitation on Authority of Limited Partners

No Limited Partner, in their capacity as a Limited Partner, will:

(a)	take part in the administration, management or operation of the business of the Partnership or exercise any power in connection with that management or transact business on behalf of the Partnership;
(b)	execute any document which binds or purports to bind any other Partner or the Partnership;
(c)	hold that Limited Partner out as having the power or authority to bind any other Partner or the Partnership;
(d)	have any authority or power to act for or undertake any obligation or responsibility on behalf of any other Partner or the Partnership;
(e)	bring any action for partition or sale or otherwise in connection with the Partnership, or any interest in any property of the Partnership, whether real or personal, tangible or intangible, or file or register or permit to be filed, registered or remain undischarged any lien or charge in respect of any property of the Partnership; or
(f)	compel or seek a partition, judicial or otherwise, of any of the assets of the Partnership distributed or to be distributed to the Partners in kind in accordance with this Agreement.
2.7	Power of Attorney
(a)	Each Limited Partner hereby irrevocably nominates, constitutes and appoints the General Partner, with full power of substitution, as that Limited Partner’s agent and true and lawful attorney to act on the Limited Partner’s behalf with full power and authority in the Limited Partner’s name, place and stead to execute and record or file as and where required:
(i)	this Agreement, any amendment to this Agreement and any other instruments or documents required to continue and keep in good standing the Partnership as a limited partnership under the Act, or otherwise to comply with the Laws of any jurisdiction in which the Partnership may carry on business or own or lease property in order to maintain the limited liability of the Limited Partners and to comply with the applicable Laws of that jurisdiction (including any amendments to the Declaration of Limited Partnership or the Record as may be necessary to reflect the admission to the Partnership of subscribers for or transferees of Units as contemplated by this Agreement);
(ii)	all instruments and any amendments to the Declaration of Limited Partnership necessary to reflect any amendment to this Agreement;
(iii)	any instrument required in connection with the dissolution, liquidation and termination of the Partnership in accordance with the provisions of this Agreement, including any elections under the Tax Act, the Code and under any similar taxation legislation;
(iv)	the documents necessary to be filed with the appropriate Governmental Authority in connection with the business, property, assets and undertaking of the Partnership;
(v)	any documents as may be necessary to give effect to the business of the Partnership as described in Section 2.2;
(vi)	the documents on the Limited Partner’s behalf and in the Limited Partner’s name as may be necessary to give effect to the sale or assignment of a Unit or to give effect to the admission of a subscriber for or transferee of Units to the Partnership;
(vii)	any election, determination, designation, information return or similar document or instrument as may be required or desirable at any time under the Tax Act, the Code or under any other taxation legislation or Laws of like import of Canada, the U.S. or of any province, territory, state or jurisdiction which relates to the affairs of the Partnership or its Subsidiaries or the interest of any Person in the Partnership; and
(viii)	all other similar instruments and documents on the Limited Partner’s behalf and in the Limited Partner’s name or in the name of the Partnership as may be deemed necessary by the General Partner to carry out fully this Agreement in accordance with its terms.
(b)	The General Partner may require any Person subscribing for Units to execute such documents or instruments containing a power of attorney incorporating by reference, ratifying and confirming some or all of the powers described above.
(c)	The power of attorney granted in this Agreement is irrevocable, is a power coupled with an interest, will survive the death or disability of a Limited Partner and will survive the transfer or assignment by the Limited Partner, to the extent of the obligations of a Limited Partner under this Agreement, of the whole or any part of the interest of the Limited Partner in the Partnership, extends to the heirs, executors, administrators, other legal representatives and successors, transferees and assigns of the Limited Partner, and may be exercised by the General Partner on behalf of each Limited Partner in executing any instrument by electronic signature or by listing all the Limited Partners and executing that instrument with a single signature as attorney and agent for all of them.
(d)	Each Limited Partner agrees to be bound by any representations or actions made or taken by the General Partner pursuant to the power of attorney granted in this Agreement and hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner taken in good faith under such power of attorney.
(e)	In accordance with the Power of Attorney Act (British Columbia), the Powers of Attorney Act (Alberta), the Powers of Attorney Act, 2002 (Saskatchewan), the Powers of Attorney Act (Manitoba), the Substitute Decisions Act, 1992 (Ontario), the Property Act (New Brunswick), the Powers of Attorney Act (Prince Edward Island), the Powers of Attorney Act (Nova Scotia), the Enduring Powers of Attorney Act (Newfoundland), the Enduring Power of Attorney Act (Yukon), Powers of Attorney Act (Nunavut), and the Powers of Attorney Act (Northwest Territories), and any similar legislation governing a power of attorney, each Limited Partner declares that these powers of attorney may be exercised during any legal incapacity, mental incapacity or infirmity, or mental incompetence on the Limited Partner’s part.
(f)	The power of attorney granted in this Agreement is not intended to be a continuing power of attorney within the meaning of the Substitute Decisions Act, 1992 (Ontario) exercisable during a Limited Partner’s incapacity to manage property, or any similar power of attorney under equivalent legislation in any of the provinces or territories of Canada (a “CPOA”). The execution of this power of attorney will not terminate any CPOA granted by the Limited Partner previously and will not be terminated by the execution by the Limited Partner in the future of a CPOA, and the Limited Partner hereby agrees not to take any action in future which results in the termination of the power of attorney granted in this Agreement.
(g)	The General Partner may require, in connection with the subscription for, or any transfer of, Units, that the documents executed by the subscribing Limited Partner or transferee, if any, be accompanied by the explanatory notes set out in the Powers of Attorney Act (Alberta) and the Enduring Power of Attorney Act (Yukon) and a certificate of legal advice signed by a lawyer who is not the attorney or the attorney’s spouse.
(h)	The power of attorney granted in this Agreement will continue in respect of the General Partner so long as it is the general partner of the Partnership, and will terminate thereafter, but will continue in respect of a new General Partner as if the new General Partner were the original attorney.
(i)	A purchaser or transferee of a Unit will, upon becoming a Limited Partner, be conclusively deemed to have acknowledged and agreed to be bound by the provisions of this Agreement as a Limited Partner and will be conclusively deemed to have provided the General Partner with the power of attorney described in this Section 2.7.
2.8	Limited Liability of Limited Partners

Subject to the provisions of the Act and of similar legislation in other jurisdictions of Canada, the liability of each Limited Partner for the debts, liabilities and obligations of the Partnership will be limited to the Limited Partner’s Capital Contribution, plus the Limited Partner’s share of any undistributed income of the Partnership. Following the contribution of a Limited Partner’s Capital Contribution, the Limited Partner will not be liable for any further claims or assessments or be required to make further contributions to the Partnership, except to the extent required by applicable Law.

2.9	Indemnity of Limited Partners

The General Partner will indemnify and hold harmless each Limited Partner (including former Limited Partners) for all costs, expenses, damages or liabilities suffered or incurred by the Limited Partner if the limited liability of that Limited Partner is lost for or by reason of the negligence of the General Partner in performing its duties and obligations under this Agreement.

2.10	Compliance with Laws

Each Limited Partner will, on the request of the General Partner from time to time, promptly execute any documents considered by the General Partner to be necessary to comply with any applicable Law for the continuation, operation or good standing of the Partnership.

2.11	Other Activities of Partners

Limited Partners and their Affiliates and Associates and, subject to Section 7.20, Affiliates and Associates of the General Partner may engage in businesses, ventures, investments and activities which may be similar to or competitive with those in which the Partnership is or might be engaged and those Persons will not be required to offer or make available to the Partnership any other business or investment opportunity which any of those Persons may acquire or be engaged in for its own account.

ARTICLE 3
PARTNERSHIP UNITS
3.1	Authorized Units

From and after the date hereof and prior to the Merger Effective Time, the interests in the Partnership of the Partners will be divided into and represented by an unlimited number of units of three classes: the GP Units, the Class C Exchangeable Units and the Class X Units.

From and after the Merger Effective Time, the interests in the Partnership of the Partners will be divided into and represented by an unlimited number of five classes of Units as follows: (i) interests of the General Partner will be represented by general partnership units in the capital of the Partnership (“GP Units”); (ii) interests of Limited Partners (other than Rover, Rover’s permitted transferees that are wholly-owned by Polaris or any holder of Class D Units in their capacity as such) who can demonstrate to the Partnership that they are Qualified Canadians will be represented by Class A exchangeable limited partnership units in the capital of the Partnership (“Class A Exchangeable Units”); (iii) all other interests of Limited Partners (other than Rover, Rover’s permitted transferees that are wholly-owned by Polaris or any holder of Class D Units in their capacity as such) will be represented by Class B exchangeable limited partnership units in the capital of the Partnership (“Class B Exchangeable Units”); (iv) interests of Rover or its permitted transferees that are wholly-owned by Polaris will be represented by Class C exchangeable limited partnership units in the capital of the Partnership (“Class C Exchangeable Units”, and collectively with the Class A Exchangeable Units and the Class B Exchangeable Units, “Exchangeable Units”); and (v) Class D limited partnership units (“Class D Units”), which may be issued to a wholly-owned subsidiary of the General Partner immediately before all Exchangeable Units cease to be Outstanding. No Partnership Interests or other equity interests in the Partnership shall be issued other than as specified in the Recitals hereto, by the preceding sentence or as set forth in Section 3.3(a). Each of the Units will represent an interest in the Partnership having the preferences, rights, restrictions, conditions and limitations provided in this Agreement including:

(a)	the holders of Units will have the right to receive allocations of net income, net loss, taxable income and tax loss as provided in this Agreement;
(b)	the holders of the Units will have the right to share in returns of capital and to share in cash and any other distributions to Partners and to receive the remaining assets of the Partnership on dissolution or winding up in accordance with the terms of this Agreement; and
(c)	the holders of Units will have the right to receive notice of and to attend any meetings of Partners of the Partnership.

Except as specified in this Agreement with respect to the General Partner and as otherwise specified in Sections 3.4, 3.5 and 3.13 or in Schedule A, no Partner will have any preference, priority or right in any circumstance over any other Partner in respect of the Units held by each. For greater certainty, the General Partner’s interest in the Partnership is a single interest defined by reference to the GP Units held by it and any other Units that it might acquire in accordance with this Agreement.

3.2	Rights, Privileges, Restrictions and Conditions of Exchangeable Units and Class D Units

In addition to the preferences, rights, restrictions, conditions and limitations set out in Sections 3.1 and 3.13(a):

(a)	Each Exchangeable Unit will have the rights and preferences set out in Schedule A hereto. Except as otherwise expressly set forth in this Agreement, each Exchangeable Unit shall have the same rights and privileges as each other Exchangeable Unit regardless of class; and
(b)	Notwithstanding anything to the contrary in this Agreement, so long as any Exchangeable Units are Outstanding, the Class D Units will not (i) participate in,

or be entitled to, any distribution (including distributions pursuant to Section 5.3(b) or Section 5.4) or allocation of income (including Net Income), gain, loss (including Net Loss), deduction, taxable income or tax loss, and (ii) have any right to vote on any matter, whether by way of voting in person or by proxy at any meeting of Partners of the Partnership or by written resolution.
3.3	Issuance of Additional Units
(a)	Except as contemplated pursuant to the Recitals hereto and Sections 3.4, 3.5 and 3.13(a), the Partnership shall not issue any additional Units other than Class D Units.
(b)	All Partnership Interests issued by the Partnership shall be fully paid Partnership Interests.
3.4	Capital Structure of the Partnership and the General Partner

Except for the transactions expressly contemplated by Section 2.1 of the Transaction Agreement, from and after the First Closing Day, so long as any Exchangeable Units are Outstanding:

(a)	The General Partner shall, and shall cause the Partnership to, take all actions necessary so that, at all times for as long as this Agreement is in effect, the economic rights of the holders of the Exchangeable Units and the economic rights of the General Partner as holder of the GP Units shall be proportionate to their respective Percentage Interests (for the avoidance of doubt, excluding distributions that are made to the General Partner on the GP Units pursuant to Section 3.4(d) or Section 5.3(a)).
(b)	So long as TopCo is a General Partner and without limiting the generality of Section 3.4(a):
(i)	upon the issuance by TopCo of any TopCo Shares (other than pursuant to the exercise of an Exchange Right or an issuance described in Section 3.5), including any issuance in connection with a business acquisition by TopCo, an equity incentive program or upon the conversion, exercise or exchange of any security or other instrument convertible into or exercisable or exchangeable for TopCo Shares, which, in each case, will result in a corresponding change in the Percentage Interests of the Partners in accordance with the definition of “Percentage Interests”, TopCo shall contribute the proceeds of, or other consideration received in connection with, such issuance, if any, (net of any selling or underwriting discounts or commissions or other expenses) to the Partnership in consideration for the issuance of a number of additional GP Units equal to the number of Topco Shares issued; and
(ii)	if any shares in the capital of TopCo other than Topco Shares is issued by TopCo (“New Shares”), TopCo shall (either immediately before or after such issuance) (A) cause the Partnership to create a corresponding new class of Units (“New Units”) that has corresponding distribution rights to such New Shares, (B) cause the Partnership to issue one or more New Units to TopCo in exchange for the contribution by TopCo of the proceeds from, or other consideration received in connection with, the issuance of such New Shares (net of any selling or underwriting discounts or commissions or other expenses, which for the avoidance of doubt, shall be deemed to be reimbursed by the Partnership in accordance with Section 5.3(a) and such reimbursement proceeds shall be deemed to be contributed by TopCo to the Partnership) to the Partnership and (C) effect such amendments to this Agreement as are necessary in order to provide that the distributions and allocations on the New Units to TopCo pursuant to this Agreement are made on terms that allow TopCo to fund distributions on such New Shares in accordance with their terms and such other amendments as are necessary such that the capital of TopCo in the Partnership continues to correspond with the outstanding capital of TopCo.
(c)	Upon the exchange of any Exchangeable Units for the applicable Exchanged Shares pursuant to the exercise of an Exchange Right, as of the effective date of such exchange, each Exchanged Share issued in exchange for an Exchangeable Unit shall be deemed (i) to have been first contributed by TopCo to the Partnership in consideration for the issuance of additional GP Units and (ii) then immediately thereafter to have been delivered by the Partnership to the holder exercising the Exchange Right and the Exchangeable Unit shall be cancelled and shall cease to exist.
(d)	If the General Partner proposes to redeem, repurchase or otherwise acquire any TopCo Shares for cash, the Partnership shall, immediately prior to such redemption, repurchase or acquisition, make a distribution to the General Partner on its GP Units in an amount sufficient for the General Partner to fund such redemption, repurchase or acquisition, as the case may be.
3.5	Reciprocal Changes

Except for the transactions expressly contemplated by Section 2.1 of the Transaction Agreement, from and after the First Closing Day, so long as any Exchangeable Units not owned by the General Partner or its Subsidiaries are Outstanding:

(a)	TopCo will not:
(i)	issue or distribute TopCo Shares (or securities exchangeable for or convertible into or carrying rights to acquire TopCo Shares) to the holders of all or substantially all of the then outstanding TopCo Shares by way of stock dividend or other distribution, other than an issue of TopCo Shares (or securities exchangeable for or convertible into or carrying rights to acquire TopCo Shares) to holders of TopCo Shares who exercise an option to receive dividends in TopCo Shares (or securities exchangeable for or convertible into or carrying rights to acquire TopCo Shares) in lieu of receiving cash dividends; or
(ii)	issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding TopCo Shares entitling them to subscribe for or to purchase TopCo Shares (or securities exchangeable for or convertible into or carrying rights to acquire TopCo Shares); or
(iii)	issue or distribute to the holders of all or substantially all of the then outstanding TopCo Shares (A) shares or securities of the General Partner other than TopCo Shares (other than shares convertible into or exchangeable for or carrying rights to acquire TopCo Shares), (B) rights, options or warrants other than those referred to in Section 3.5(a)(ii) hereof, (C) evidences of indebtedness of the General Partner or (D) assets of the General Partner, unless, in each case, the equitably equivalent on a per Exchangeable Unit basis of such TopCo Shares, rights, options, securities, warrants, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Units; provided that, for greater certainty, the above restrictions shall not apply to dividends or distributions on TopCo Shares corresponding to a distribution that is made on each Exchangeable Unit in accordance with Section 5.3(a).

(b)	TopCo will not:
(i)	subdivide, redivide or change the then outstanding TopCo Shares into a greater number of TopCo Shares; or
(ii)	reduce, combine, consolidate or change the then outstanding TopCo Shares into a lesser number of TopCo Shares; or
(iii)	reclassify or otherwise change TopCo Shares or effect an amalgamation, arrangement, merger, reorganization or other transaction affecting TopCo Shares (other than an amalgamation, arrangement, merger, reorganization or other transaction affecting TopCo Shares where such TopCo Shares are used as consideration in an acquisition by the Partnership or any Subsidiary of the Partnership),

unless, in each case, the same or an equitably equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Units.

(c)	The General Partner will ensure that the record date for any event referred to in Section 3.5(a) or 3.5(b) hereof or (if no record date is applicable for such event) the effective date for any such event, will be the same with respect to both the Exchangeable Units and the TopCo Shares, and that such record date or effective date is not less than five Business Days after the date on which such event is declared or announced by the General Partner (with contemporaneous notification thereof by the General Partner to the Partnership).
(d)	Upon due notice from the General Partner, the Partnership shall take such steps as may be necessary for the purposes of ensuring that appropriate distributions are paid or other distributions are made by the Partnership, or subdivisions, redivisions or changes are made to the Exchangeable Units, in order to implement the required equitable equivalence with respect to distributions on the TopCo Shares and Exchangeable Units as provided for in this Section 3.5.
(e)	The Partnership shall not effect any Subdivision or Combination of Exchangeable Units other than in accordance with this Section 3.5.
3.6	Reservation of TopCo Shares

The General Partner hereby represents, warrants and covenants in favour of the Partnership that TopCo has reserved for issuance and will, at all times while any Exchangeable Units (other than Exchangeable Units held by the General Partner or its Subsidiaries) are outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued share capital at least such number of each class of TopCo Shares (or other shares or securities into which TopCo Shares may be reclassified or changed as contemplated by Section 3.4) without duplication (a) as is equal to the number of such corresponding class of Exchangeable Units issued and outstanding from time to time and (b) as are now and may hereafter be required to enable and permit the General Partner to meet its obligations under any other security or commitment pursuant to which TopCo may now or hereafter be required to issue TopCo Shares, and to enable and permit the Partnership to meet its obligations hereunder.

3.7	Notification of Certain Events

In order to assist TopCo to comply with its obligations hereunder, if TopCo is not then the General Partner, the Partnership will notify TopCo of each of the following events at the time set forth below:

(a)	immediately, upon receipt by the Partnership of an Exchange Notice;
(b)	on the same date on which the Partnership gives written notice to holders of Exchangeable Units of a mandatory exchange in accordance with Article 2 of Schedule A hereto; and
(c)	as soon as practicable upon the issuance by the Partnership of any Exchangeable Units or rights to acquire Exchangeable Units.
3.8	Delivery of TopCo Shares to the Partnership

Upon notice from the Partnership of any event that requires the Partnership to cause TopCo Shares to be delivered to any holder of Exchangeable Units, TopCo shall forthwith issue and deliver or cause to be delivered, for and on behalf of the Partnership, the requisite number of such class of TopCo Shares to be received by, and issued to or to the order of, the former holder of the surrendered Exchangeable Units. All such TopCo Shares shall be duly authorized and validly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance. In consideration of the issuance and delivery of each such TopCo Share, the Partnership shall issue additional GP Units as provided in Section 3.4(c).

3.9	Qualification of TopCo Shares

If any TopCo Shares (or other shares or securities into which TopCo Shares may be reclassified or changed as contemplated by Section 3.4) to be issued and delivered hereunder require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or U.S. federal, provincial or state securities or other Law or pursuant to the rules and regulations of any securities or other regulatory authority or the fulfillment of any other Canadian or U.S. legal requirement before such shares (or such other shares or securities) may be issued and delivered by the General Partner to the holder of surrendered Exchangeable Units or in order that such shares (or such other shares or securities) may be freely traded thereafter (other than any restrictions of general application on transfer by reason of a holder being a “control person” for purposes of Canadian provincial or territorial securities Law or an “affiliate” of the General Partner for purposes of U.S. federal or state securities Law), the General Partner will in good faith expeditiously take all such actions and do all such things as are necessary or desirable to cause such TopCo Shares (or such other shares or securities) to be and remain duly registered, qualified or approved under Canadian and/or U.S. Law, as the case may be, in each case for so long as any outstanding TopCo Shares are listed, quoted or posted for trading on any stock exchange or quotation system. The General Partner will in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all TopCo Shares (or such other shares or securities) to be delivered hereunder to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding TopCo Shares (or such other shares or securities) have been listed by the General Partner and remain listed and are quoted or posted for trading at such time.

3.10	Admittance as Limited Partner

Upon the issuance or transfer of Units to any new Limited Partner as permitted by this Agreement, all Partners will be deemed to consent to the admission of such Limited Partner, the General Partner will be deemed to have executed this Agreement on behalf of the new Limited Partner and to have caused the Record to be amended, and any other documents as may be required by the Act or under legislation similar to the Act in other provinces or the territories to be filed or amended, specifying the prescribed information and causing the foregoing information in respect of the new Limited Partner to be included in other Partnership books and records.

3.11	Payment of Expenses

The Partnership will pay or cause one of its Subsidiaries to pay, to the extent contemplated by any agreement, indenture, prospectus or other offering document, all costs, disbursements and other fees and expenses incurred, by the Partnership or on its behalf, in connection with:

(a)	the organization of the Partnership;
(b)	the Integration;
(c)	the registration of the Partnership under the Act and under similar legislation of other jurisdictions; and
(d)	the issuance and sale of any additional Units.
3.12	Record of Limited Partners

The General Partner shall keep or cause to be kept at its principal place of business in Ontario a current Record stating for each Limited Partner that information required under the Act, including the Limited Partner’s name, status as to Qualified Canadian, address, Ontario corporation number, if any, the amount of money and/or the value of other property contributed or to be contributed by the Limited Partner to the Partnership and the number and type of Units held by each Limited Partner. Registration of interests in, and as provided in Section 3.13, transfers of, Units will be made only in the Record.

3.13	Transfers of Units and Changes in Membership of Partnership
(a)	Exchangeable Units shall be exchanged for a different Class of Exchangeable Units as follows:
(i)	an issued and outstanding Class A Exchangeable Unit shall immediately be converted into one Class B Exchangeable Unit, automatically and without any further act of the Partnership, the General Partner or the Unitholder thereof, (x) if such Class A Exchangeable Unit is or becomes beneficially owned or controlled, directly or indirectly, by a Person who is not a Qualified Canadian, or (y) as provided in Section 3.13(f); and
(ii)	an issued and outstanding Class B Exchangeable Unit shall be converted into one Class A Exchangeable Unit, upon provision of evidence in form and substance satisfactory to the General Partner that such Class B Exchangeable Unit is or becomes beneficially owned or controlled, directly or indirectly, by a Person who is a Qualified Canadian.
(b)	The General Partner may require, at all times, that any holder of Exchangeable Units must provide any relevant information required to enable it to apply the restrictions on the issue, transfer, ownership, control or voting of Exchangeable Units set out in this Agreement.
(c)	The General Partner may require, prior to accepting any transfer of or subscription for Exchangeable Units, that the prospective Unitholder provide any relevant information required to enable it to apply the restrictions on the issue, transfer, ownership, control or voting of Exchangeable Units set out in this Agreement.

(d)	In order to apply the provisions concerning the restrictions on the issue, transfer, ownership, control or voting of Exchangeable Units set out in this Agreement, the General Partner may, in its entire discretion:
(i)	require a person in whose name any Class A Exchangeable Units are registered to provide a statutory declaration under the Canada Evidence Act or otherwise concerning whether the Unitholder or beneficial owner is a Qualified Canadian (a “Declaration”);
(ii)	require any Person seeking to have a transfer of any Class A Exchangeable Units registered in his or her name or to have any Class A Exchangeable Units issued to him or her to provide a Declaration; and
(iii)	determine the circumstances in which any Declarations are required, their form and the times when they are to be provided.
(e)	The General Partner may, when it deems it appropriate in order to apply the provisions concerning the restrictions on the ownership, control or voting of Exchangeable Units set forth in this Agreement:
(i)	name and sign any contract with third persons, namely in order to assist in obtaining and following-up on the Declarations and various information it requires; and
(ii)	implement all control mechanisms and adopt all the procedures it may require from time to time, and in particular, to implement and adopt certificates of control of the Qualified Canadian or non-Qualified Canadian status of the Unitholders.
(f)	When a holder of Exchangeable Units is required to provide a Declaration or any other information required pursuant to this Section 3.13 and fails to comply with such obligation, the General Partner may, until such Unitholder has provided the Declaration or the information concerned, exchange any issued and outstanding Class A Exchangeable Units held by or on behalf of such person into Class B Exchangeable Units without any further act of such person and recognize all ownership rights attributable to the applicable Exchangeable Units, including the voting rights attached to such Exchangeable Units, on an as exchanged for Class B Exchangeable Units basis.
(g)	A Limited Partner may not transfer its Exchangeable Units, in whole or in part, to any Person, except as set out in Section 3.18 and as follows:
(i)	In the case of a natural person, upon their demise, to their estate and heirs;
(ii)	In the case of a Person that is not a natural person, (A) by operation of Law upon a merger, consolidation, amalgamation, liquidation, dissolution or similar transaction or (B) pursuant to a transfer in which, for U.S. federal income tax purposes, the basis of the Exchangeable Unit in the hands of the transferee is determined, in whole or in part, by reference to its basis in the hands of the transferor or is determined under section 732 of the Code; and
(iii)	Exchanges of Units as provided in Section 3.13(a).
(h)	The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall mean, and shall be deemed to refer to: (x) any direct conveyance of any Partnership Interest; and (y) any transaction by which the Record Holder of a Partnership Interest conveys any Partnership Interest to another Person, including by way of a sale, assignment, gift, exchange or any other disposition by Law or otherwise (excluding any grant of a pledge, lien, encumbrance or security interest, but not excluding a conveyance as a result of the foreclosure of any pledge, lien, encumbrance or security interest).
(i)	The Registrar and Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Units and transfers of Units as herein provided. Upon delivery of evidence of compliance with this Section 3.13 and an instrument of transfer (including the name, status as to Qualified Canadian, tax identification number (if applicable), address and email address for each transferee as required for inclusion in the Record) in form and substance satisfactory to the General Partner, the General Partner shall update the Record to reflect the transfer and shall execute and deliver, and the Registrar and Transfer Agent shall countersign and deliver, a statement evidencing the transfer (a “Confirmation”).
(j)	The Partnership shall not recognize any transfer of Units until a Confirmation is delivered. No charge shall be imposed by the Partnership for any transfer of Units.
(k)	By acceptance of the transfer of any Unit, each transferee of a Unit (including any nominee holder or an agent or representative acquiring such Units for the account of another Person) (i) shall be admitted to the Partnership as a Partner with respect to the Units so transferred to such transferee when any such transfer or admission is reflected in the Record, (ii) shall be deemed to agree to be bound by the terms of this Agreement, (iii) shall become the Record Holder of the Units so transferred (subject to Section 3.13(a)), (iv) grants powers of attorney to the General Partner, as specified herein, and (v) makes the consents and waivers contained in this Agreement. The transfer of any Units and the admission of any new Partner shall not constitute an amendment to this Agreement.
(l)	No change of name or address of a Limited Partner, no transfer of a Unit and no admission of a substituted Limited Partner in the Partnership will be effective for the purposes of this Agreement until the requirements set out in this Article 3 have been satisfied, and until that change, transfer, substitution or addition is duly reflected in an amendment to the Record as may be required by the Act. The names and addresses of the Limited Partners as reflected from time to time in the Record, as from time to time amended, will be conclusive as to those facts for all purposes of the Partnership.

(m)	Where the transferee complies with all applicable provisions and is entitled to become a Limited Partner pursuant to the provisions of this Agreement, subject to Section 3.13(k), the General Partner shall admit the transferee to the Partnership as a substituted Limited Partner and the Limited Partners hereby consent to the admission of, and will admit, the transferee to the Partnership as a Limited Partner, without further act of the Limited Partners (other than as may be required by Law).
(n)	No transfer of Units will be accepted by the General Partner more than 15 days after the sending of a notice of dissolution under Section 13.3(d).
3.14	Notice of Change to General Partner

No name or address of a Limited Partner will be changed and no transfer of a Unit or substitution or addition of a Limited Partner in the Partnership will be recorded on the Record except pursuant to a notice in writing received by the General Partner.

3.15	Inspection of Record

A Limited Partner, or an agent of a Limited Partner duly authorized in writing, has the right to inspect and make copies from the Record during normal business hours.

3.16	Amendment of Declaration of Limited Partnership or Record

The General Partner, on behalf of the Partnership, may effect such filings, recordings, registrations and amendments to the Record and the Declaration of Limited Partnership and to any other documents and at any places as in the opinion of counsel to the Partnership are necessary or advisable to reflect changes in the membership of the Partnership, transfers of Units and dissolution of the Partnership as provided in this Agreement and to constitute a transferee as a Limited Partner.

3.17	Non-Recognition of Trusts or Beneficial Interests

Units may be held by nominees on behalf of the beneficial owners of the Units. Notwithstanding the foregoing, except as provided in this Agreement, as required by Law or as recognized by the General Partner in its sole discretion, no Person will be recognized (including in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code) by the Partnership or any Limited Partner as holding any Unit in trust, or on behalf of another Person with the beneficial interest in that other Person, and the Partnership and Limited Partners will not be bound or compelled in any way to recognize (even when having actual notice) any equitable, contingent, future or partial interest in any Unit or in any fractional part of a Unit or any other rights in respect of any Unit except an absolute right to the entirety of the Unit in the Limited Partner shown on the Record as holder of that Unit.

3.18	Incapacity, Death, Insolvency or Bankruptcy

Where a Person becomes entitled to Units on the incapacity, death, insolvency, or bankruptcy of a Limited Partner, or otherwise by operation of law, in addition to the requirements of Section 3.13, that entitlement will not be recognized or entered into the Record until that Person:

(a)	has produced evidence satisfactory to the Registrar and Transfer Agent of that Person’s entitlement; and
(b)	has delivered any other evidence, approvals and consents in respect to that entitlement as the Registrar and Transfer Agent may require and as may be required by Law or by this Agreement, including, for the avoidance of doubt, a Declaration.
3.19	No Transfer upon Dissolution

No transfer of Units may be made or will be accepted or entered into the Record after the occurrence of any of the events set out in Section 13.1.

3.20	Units Uncertificated

The Units will be uncertificated.

3.21	Indirect Transfers of Interests
(a)	Polaris represents and warrants that it is the sole record and beneficial owner of all of the outstanding voting and equity interests in Rover. For so long as Rover is a Unitholder, Polaris shall not, directly or indirectly, permit the transfer of its interest in Rover or engage in one or more transactions that have the effect of reducing the economic exposure of Polaris to the Exchangeable Units held by Rover, it being understood that pledging (or engaging in a similar transaction with the same effect) by Polaris of its interest in Rover to secure bona fide borrowings which have recourse to Polaris and are not in default shall not be deemed to be a violation of this provision; provided, however, that Polaris shall be permitted to transfer its interest in Rover, in whole or in part, to any of its Affiliates that are directly or indirectly wholly-owned and controlled by Polaris; provided further, that prior to such transferee ceasing to be a direct or indirect wholly-owned subsidiary of Polaris, it shall transfer such interest back to Polaris or a direct or indirect wholly-owned and controlled subsidiary of Polaris, and all such transferees shall, prior to any such transfer, have and be subject to all of the obligations of Polaris hereunder pursuant to documentation approved in writing by the General Partner.
(b)	For so long as any Meteor Entity is a Unitholder, the applicable Meteor Fund shall not, directly or indirectly, permit the transfer of its interest in such Meteor Entity or engage in one or more transactions that have the effect of reducing the economic exposure of such Meteor Fund to the Exchangeable Units held by such Meteor Entity, it being understood that pledging (or engaging in a similar transaction with the same effect) by such Meteor Fund of its interest in the applicable Meteor Entity to secure bona fide borrowings which have recourse to such Meteor Fund and are not in default shall not be deemed to be a violation of this provision; provided, however, that a Meteor Fund shall be permitted to transfer its interest in a Meteor Entity, in whole or in part, to any of its Affiliates that are directly or indirectly wholly-owned and controlled by one or more Meteor Funds; provided further, that prior to such transferee ceasing to be a direct or indirect wholly-owned subsidiary of one or more Meteor Funds, it shall transfer such interest back to the Meteor

Funds or a direct or indirect wholly-owned and controlled subsidiary of the Meteor Funds, and all such transferees shall, prior to any such transfer, have and be subject to all of the obligations of the Meteor Funds hereunder pursuant to documentation approved in writing by the General Partner.
3.22	Record Holders

In accordance with Section 3.13, the Partnership shall be entitled to recognize the Record Holder as the Limited Partner with respect to any Units and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Units on the part of any other Person, whether or not the Partnership shall have actual or other notice thereof, except as otherwise provided by applicable Law. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Units, as between the Partnership on the one hand and such other Person on the other hand, such representative Person shall be the Record Holder of such Units.

3.23	Acquisition Proposals: TopCo and the Partnership

For so long as Exchangeable Units remain Outstanding (not including Exchangeable Units held by the General Partner and its Subsidiaries):

(a)	no tender offer, share exchange offer, formal issuer bid, formal take-over bid or similar transaction with respect to TopCo Shares (a “TopCo Offer”) will be proposed or recommended by the General Partner or the General Partner’s Board of Directors or otherwise effected with the consent or approval of the General Partner’s Board of Directors unless the holders of Exchangeable Units (other than the General Partner and its Subsidiaries) are entitled to participate in such TopCo Offer to the same extent and on an equitably equivalent basis as the holders of TopCo Shares, without discrimination. The General Partner will use its commercially reasonable efforts expeditiously and in good faith to put in place procedures or to cause the Registrar and Transfer Agent to put in place procedures to ensure that, the holders of Exchangeable Units may participate in such TopCo Offer by exercising their Exchange Right (conditional upon and subject to the TopCo Shares tendered or deposited under such TopCo Offer being taken up); and
(b)	no tender offer, share exchange offer, formal issuer bid, formal take-over bid or similar transaction with respect to Exchangeable Units (a “Units Offer”) will be proposed or recommended by the General Partner or the General Partner’s Board of Directors or otherwise effected with the consent or approval of the General Partner’s Board of Directors unless the holders of TopCo Shares (other than the General Partner and its Subsidiaries) are entitled to participate in such Units Offer to the same extent and on an equitably equivalent basis as the holders of Exchangeable Units, without discrimination.

3.24	General Partner and Subsidiaries Not to Vote Exchangeable Units

The General Partner covenants and agrees in favor of the Partnership that it will appoint and cause to be appointed proxyholders with respect to all Exchangeable Units held by it and its Subsidiaries for the sole purpose of attending each meeting of holders of Exchangeable Units in order to be counted as part of the quorum for each such meeting. The General Partner further covenants and agrees that it will not, and will cause its Subsidiaries not to, exercise any voting rights which may be exercisable by holders of Exchangeable Units from time to time pursuant to this Agreement or pursuant to the provisions of the Voting Agreement (or any successor or other corporate statute by which the Partnership may in the future be governed) with respect to any Exchangeable Units held by it or by its Subsidiaries in respect of any matter considered at any meeting of holders of Exchangeable Units or, except in express compliance with the Voting Agreement, at any meeting of the holders of TopCo Shares.

3.25	Attributes of Class X Units

The holders of Class X Units as a class shall be entitled to receive distributions as provided by Section 5.3(b)(i) and the aggregate amount of $1,000 on the redemption thereof.

ARTICLE 4
CAPITAL CONTRIBUTIONS AND ACCOUNTS
4.1	General Partner Contribution

The General Partner has made an initial contribution of $[500] to the capital of the Partnership and will make subsequent capital contributions prior to the Merger Effective Time of Transit shares and CanHoldco shares as part of the Integration.

4.2	Limited Partner and General Partner Contributions

In respect of the Exchangeable Units issued to the Limited Partners, the Capital Contribution in respect of each Exchangeable Unit issued to a Limited Partner will be equal to the fair market value of property exchanged by such Partner in consideration for such Exchangeable Unit. For the avoidance of doubt, there is no obligation pursuant to this Agreement for any Limited Partner to make additional Capital Contributions. In respect of the GP Units issued to the General Partner, the aggregate Capital Contribution in respect of the GP Units will be equal to the fair market value of the property and cash contributed to the Partnership by the General Partner in consideration for such GP Units. Except as otherwise provided in this Section 4.2, the fair market value of any property contributed to the Partnership shall be determined by the General Partner. For purposes of determining the amount of any Capital Contribution made pursuant to the Integration in exchange for Exchangeable Units or GP Units, the per share fair market value of a Leo share shall be $[●] and the per share fair market value of a Transit share shall be $[●]. The aggregate fair market value of the Transit shares contributed to the Partnership by Topco pursuant to the Integration shall be equal to the product of the per share value of a Transit share in the preceding sentence multiplied by the total number of Transit shares contributed to Topco pursuant to the Transaction Agreement.

4.3	Maintenance of Capital Accounts
(a)	There shall be established for each Partner on the books of the Partnership as of the date such Partner becomes a Partner a capital account (each being a “Capital Account”). Each Capital Contribution by any Partner, if any, shall be credited to the Capital Account of such Partner on the date such Capital Contribution is made to the Partnership. In addition, each Partner’s Capital Account shall be (a) credited with (i) such Partner’s allocable share of any Net Income of the Partnership and any items in the nature of income or gain that are specially allocated to such Partner pursuant to Section 5.1(b), and (ii) the amount of any Partnership liabilities that are assumed by the Partner or secured by any Partnership property distributed to the Partner, (b) debited with (i) the amount of distributions (and deemed distributions) to such Partner of cash or the Carrying Value of other property so distributed, (ii) such Partner’s allocable share of Net Loss of the Partnership and any items in the nature of deduction or loss that are specially allocated to such Partner pursuant to Section 5.1(b), and (iii) the amount of any liabilities of the Partner assumed by the Partnership or which are secured by any property contributed by the Partner to the Partnership and (c) otherwise maintained in accordance with the provisions of the Code and the U.S. Treasury Regulations. Any other item which is required to be reflected in a Partner’s Capital Account under Section 704(b) of the Code and the U.S. Treasury Regulations or otherwise under this Agreement shall be so reflected. The General Partner shall make such adjustments to Capital Accounts as it determines in its sole discretion to be appropriate to ensure allocations are made in accordance with a Partner’s interest in the Partnership. Interest shall not be payable on Capital Account balances. Notwithstanding anything to the contrary contained in this Agreement, the General Partner shall maintain the Capital Accounts of the Partners in accordance with the principles and requirements set forth in Section 704(b) of the Code and the U.S. Treasury Regulations.
(b)	A transferee of Units shall succeed to a pro rata portion of the Capital Account of the transferor based on the number of Units so transferred.
(c)	The Partnership shall revalue the Capital Accounts of the Partners in accordance with U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(f) (a “Revaluation”) at the following times: (i) immediately prior to the contribution of more than a de minimis amount of money or other property to the Partnership by a new or existing Partner as consideration for one or more Units; (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of property in respect of one or more Units; (iii) the issuance by the Partnership of more than a de minimis amount of Units as consideration for the provision of services to or for the benefit of the Partnership (as described in U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5)(iii)); and (iv) the liquidation of the Partnership within the meaning of U.S. Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i), (ii) and (iii) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners.

(d)	Notwithstanding anything expressed or implied to the contrary in this Agreement, in the event the General Partner shall determine, in its sole and absolute discretion, that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to give economic effect to the manner in which distributions are made to the Partners pursuant to the provisions of Sections 5.3, 5.4 and 13.3, the General Partner may make such modification.
ARTICLE 5
PARTICIPATION IN PROFITS AND LOSSES
5.1	Allocation for Capital Account Purposes
(a)	After giving effect to the special allocations set forth in Section 5.1(b), Net Income (Net Loss) of the Partnership for each Fiscal Year or other taxable period shall be allocated among the Capital Accounts of the Partners as follows:
(i)	After giving effect to the Required Allocations, Net Income for each Fiscal Year (or portion thereof) shall be allocated among the Partners so as to reduce, proportionally, the differences between their respective Target Capital Accounts and Partially Adjusted Capital Accounts for such Fiscal Year. No portion of the Net Income for any Fiscal Year shall be allocated to a Partner whose Partially Adjusted Capital Account is greater than or equal to the Partner’s Target Capital Account for such Fiscal Year.
(ii)	After giving effect to the Required Allocations, Net Loss for any Fiscal Year shall be allocated among the Partners so as to reduce, proportionately, the differences between their respective Partially Adjusted Capital Accounts and Target Capital Accounts for such Fiscal Year. No portion of the Net Loss for any Fiscal Year shall be allocated to a Partner whose Target Capital Account is less than or equal to the Partner’s Partially Adjusted Capital Account for such Fiscal Year.
(b)	Special Allocations. Notwithstanding any other provision of this Section 5.1, the following special allocations shall be made for each Fiscal Year or other taxable period:
(i)	Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 5.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in U.S. Treasury Regulations Sections 1.704-2(f), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 5.1(b)(i), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.1(b) with respect to such taxable period (other than an allocation pursuant to Sections 5.1(b)(iii) and 5.1(b)(iv)). This Section 5.1(b)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in U.S. Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
(ii)	Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 5.1 (other than Section 5.1(b)(i)), except as provided in U.S. Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in U.S. Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 5.1(b)(ii), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.1(b), other than Section 5.1(b)(i) and other than an allocation pursuant to Sections 5.1(b)(v) and (vi), with respect to such taxable period. This Section 5.1(b)(ii) is intended to comply with the chargeback of items of income and gain requirement in U.S. Treasury Regulations Section 1.704-2(i) (4) and shall be interpreted consistently therewith.
(iii)	Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in U.S. Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the U.S. Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Sections 5.1(b)(i) or (ii). This Section 5.1(b)(iii) is intended to qualify and be construed as a “qualified income offset” within the meaning of U.S. Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
(iv)	Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to U.S. Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 5.1(b)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 5.1 have been tentatively made as if this Section 5.1(b)(iv) were not in this Agreement.
(v)	Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the holders of the GP Units and the Exchangeable Units in accordance with their respective Percentage Interests. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the U.S. Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.
(vi)	Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with U.S. Treasury Regulations Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.
(vii)	Nonrecourse Liabilities. Nonrecourse Liabilities of the Partnership described in U.S. Treasury Regulations Section 1.752-3(a)(3) shall be allocated among the Partners in a manner chosen by the General Partner and consistent with such U.S. Treasury Regulations.
(viii)	Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the U.S. Treasury Regulations.
(ix)	Curative Allocation.
(A)	The Required Allocations are intended to comply with certain requirements of the U.S. Treasury Regulations. It is the intent of the Partners that, to the extent possible, all Required Allocations shall be offset either with other Required Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 5.1(b)(ix). Therefore, notwithstanding any other provision of this Article 5 (other than the

Required Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Required Allocations were not part of this Agreement and all Partnership items were allocated pursuant to the economic agreement among the Partners.
(B)	The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 5.1(b)(ix)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 5.1(b)(ix)(A) among the Partners in a manner that is likely to minimize such economic distortions.
(x)	Partnership Recourse Liabilities. Any guarantee of Partnership debt by the General Partner shall not be taken into account for purposes of Section 752 of the Code and the U.S. Treasury Regulations.
5.2	Allocation of Net Income and Losses for Tax Purposes
(a)	Except as otherwise provided herein, each item of income, gain, loss and deduction shall be allocated, for U.S. federal income tax purposes, among the Partners in the same manner as its correlative item of Net Income or Net Loss is allocated pursuant to Section 5.1(a).
(b)	In accordance with Section 704(c) of the Code and the U.S. Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Partnership and with respect to reverse Code Section 704(c) allocations described in U.S. Treasury Regulations 1.704-3(a)(6) shall, solely for U.S. tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such Property to the Partnership for U.S. federal income tax purposes and its initial Carrying Value or its Carrying Value determined pursuant to U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(f) (computed in accordance with the definition of Carrying Value) using any allocation method under U.S. Treasury Regulations Section 1.704-3 as the General Partner may decide. Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.2, Section 704(c) of the Code (and the principles thereof), and U.S. Treasury Regulations Section 1.704-1(b)(4)(i) are solely for purposes of U.S. federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Net Income, Net Loss, other items, or distributions pursuant to any provision of this Agreement.

(c)	The income or loss for Canadian federal income tax purposes of the Partnership for a given Fiscal Year (or other taxable period) of the Partnership will be allocated to the Partners in accordance with the following:
(i)	The General Partner shall first be allocated an amount of income for the Fiscal Year (or other taxable period) equal to the aggregate amount of distributions made to the General Partner pursuant to Section 5.3(a) in the Fiscal Year plus any Unallocated Amounts from prior Fiscal Years (or other taxable periods); provided, however, that the amount of income allocated pursuant to this Section 5.2(c)(i) in a Fiscal Year (or other taxable period) shall not exceed the current tax deductions available to the General Partner (determined as if no amount would be allocated pursuant to Section 5.2(c)(ii) in respect of the Fiscal Year (or other taxable period)). The “Unallocated Amount” for a Fiscal Year (or other taxable period) shall be (1) the amount, if any, that the aggregate amount of distributions made to the General Partner pursuant to Section 5.3(a) in the Fiscal Year (or other taxable period) exceeds the current tax deductions available to the General Partner, determined as if no amount would be allocated pursuant to Section 5.2(c)(ii) in respect of the Fiscal Year (or other taxable period), less (2) any income of the Partnership for a subsequent Fiscal Year (or other taxable period) allocated to the General Partner in respect of such Unallocated Amount pursuant to this Section 5.2(c)(i).
(ii)The remaining income of the Partnership for the Fiscal Year (or other taxable period), if any, shall be allocated to the persons who were Partners during all or part of the Fiscal Year (or other taxable period) (each such person, a “Recipient”) by multiplying the remaining income by a fraction, (1) the numerator of which is the sum of the fair market value of all distributions received by the Recipient with respect to that Fiscal Year or other taxable period pursuant to Section 5.3 (other than Section 5.3(a)) and Section 5.4, and (2) the denominator of which is the aggregate fair market value of all distributions made to all Recipients by the Partnership with respect to that Fiscal Year or other taxable period pursuant to Section 5.3 (other than Section 5.3(a)) and Section 5.4; provided that if the denominator would be nil, such remaining income will instead be allocated:
(A)if Exchangeable Units are Outstanding, to the Partners in accordance with their Percentage Interests; and
(B)if no Exchangeable Units are Outstanding, 99.999% to the General Partner and 0.001% to the holders of Class X Units or Class D Units, as applicable.

For the avoidance of doubt, a payment on redemption of a Class X Unit is not a distribution.

(iii)	If, with respect to a given Fiscal Year or other taxable period, the Partnership has a loss, the General Partner shall, acting reasonably and fairly, allocate the loss of the Partnership in the manner it considers appropriate in the circumstances.
(iv)	For the avoidance of doubt, the Partners acknowledge and agree that, in general, each Partner’s share of the income of the Partnership for purposes of the income tax laws of the United States (and the income tax laws of any other jurisdiction under the Laws of which any income of the Partnership is subject to income taxation) is intended to be the same as such Partner’s share of the income of the Partnership for Canadian federal income tax purposes, except to the extent of any difference arising solely because of one or more differences described in subsection 126(4.12) of the Tax Act. Accordingly, if the foregoing allocation provisions in this Section 5.2(c) result in an allocation of income of the Partnership for Canadian federal income tax purposes that would otherwise be inconsistent with the intention set forth in the preceding sentence, the General Partner may, acting reasonably, make such adjustments as are necessary for the purposes of allocating the income of the Partnership in a manner consistent with the intention set forth in the preceding sentence.
(v)	Income and loss of the Partnership for Canadian federal income tax purposes will be determined in accordance with the Tax Act.
(d)	The General Partner shall determine all matters concerning allocations for tax purposes not expressly provided for herein in its sole discretion. For the proper administration of the Partnership and for the preservation of uniformity of Units (or any portion or class or classes thereof), the General Partner may (i) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of U.S. Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of Units (or any portion or class or classes thereof), and (ii) adopt and employ or modify such conventions and methods as the General Partner determines in its sole discretion to be appropriate for (A) the determination for U.S. federal income tax purposes of items of income, gain, loss, deduction and credit and the allocation of such items among Partners and between transferors and transferees under this Agreement and pursuant to the Code and the U.S. Treasury Regulations, (B) the determination of the identities and tax classification of Partners, (C) the valuation of Partnership assets and the determination of tax basis, (D) the allocation of asset values and tax basis, and (E) the adoption and maintenance of accounting methods.
(e)	For purposes of determining the items of Partnership income, gain, loss, deduction, or credit allocable to any Partner for U.S. federal income tax purposes with respect to any period, such items shall be determined on a daily, monthly, quarterly or other basis, as determined by the General Partner in its sole discretion, using any permissible method under Section 706 of the Code and the U.S. Treasury Regulations.

(f)	Allocations that would otherwise be made to a Partner under the provisions of this Article 5 shall instead be made to the beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner in its sole discretion.
5.3	Distributions

The General Partner shall cause distributions to be made by the Partnership to the Partners only in accordance with this Section 5.3 and in the following order of priority:

(a)	Special TopCo Distribution. The General Partner may, in its sole discretion, from time to time cause cash (and, for the avoidance of doubt, only cash) distributions to be made by the Partnership to TopCo (which distributions shall be made without pro rata distributions to the other Partners) in such amounts as required for TopCo to pay:
(i)	any tax liabilities of TopCo (including any tax liabilities of TopCo resulting from allocations of taxable income related to the receipt of amounts pursuant to this Section 5.3(a) to the extent that the expenditure giving rise to the payment hereunder is not a deductible expense for the purposes of determining any income tax owed by TopCo), but excluding income taxes attributable to distributions (or allocations of income with respect to distributions) pursuant to Section 5.3(b);
(ii)	any operating, administrative and other similar costs incurred by TopCo (including (A) fees and expenses related to any audit of TopCo, (B) fees or other charges of TopCo related to the making of tax, regulatory and other filings, or rendering of periodic or other reports to any Governmental Authority or other agencies having jurisdiction over the business or assets of TopCo, (C) fees and expenses incurred by TopCo related to public or investor relations, (D) fees payable to the directors of TopCo, (E) payments in respect of indebtedness and equity securities of TopCo to the extent the proceeds are used or will be used by TopCo to pay expenses or other obligations described in this Section 5.3(a) (in each case only to the extent economically equivalent indebtedness or equity securities of the Partnership were not issued to TopCo), (F) indemnification obligations of TopCo owing to directors, officers, employees or other persons under TopCo’s articles, charter, by-laws or other constating documents or pursuant to written agreements with any such person, (G) obligations of TopCo in respect of director and officer insurance (including premiums therefor), and (H) payments pursuant to any legal, tax, accounting and other professional fees and expenses incurred by TopCo);
(iii)	any judgments, settlements, penalties, fines or other costs and expenses in respect of any claims against, or any litigation or proceedings involving, TopCo;

(iv)	fees and expenses (including any underwriters commissions) related to any securities offering, investment or acquisition transaction (whether or not successful) authorized by the board of directors of TopCo, including any payments required to be made by Topco pursuant to the terms of the Registration Rights Agreement, but excluding any selling or underwriting discounts or commissions or other expenses that are netted out pursuant to Section 3.4(b)(i) in determining the amount of the TopCo contribution pursuant to such Section;
(v)	other fees and expenses in connection with the maintenance of the existence of TopCo (including any costs or expenses associated with being a public company listed on a National Securities Exchange and compliance with applicable Laws or the requirements of a Governmental Authority); and
(vi)	any payments required to be made by TopCo pursuant to the terms of the Transaction Agreement or the Investor Rights Agreements.

For the avoidance of doubt, distributions made under this Section 5.3(a) may not be used to pay or facilitate dividends or distributions on the TopCo Shares and must be used solely for one of the express purposes set forth pursuant to the immediately preceding sentence.

(b)	Pro Rata Distributions. After making any distributions required pursuant to Sections 5.3(a) and any distributions that have been deferred pursuant to clause (b) of the proviso to the first sentence of Section 5.4, the General Partner may, in its sole discretion, from time to time in such amounts as it shall determine, cause distributions to be made by the Partnership to the Partners pro rata in accordance with their Percentage Interests, provided that:
(i)	prior to the Merger Effective Time, the first $1,000 of distributions shall be made to the holders of the Class X Units and the balance shall be made to the General Partner and the holders of the Class C Exchangeable Units in proportion to their respective Capital Accounts; and
(ii)	after the Merger Effective Time, if no Exchangeable Units are Outstanding, such further distributions shall be made 99.999% to the General Partner and 0.001% to the holder of the Class D Units.[1]
5.4	Tax Distributions

In the event any Partner other than TopCo that is subject to U.S. federal income tax has Net Cumulative Taxable Income that exceeds zero, then on the next applicable Tax Distribution Date, the Partnership shall distribute to each Partner, whether or not such Partner is subject to U.S. federal income tax, its Assumed Tax Liability, less all prior distributions pursuant

[1]	Note to Draft: We expect TopCo to adopt a dividend policy to immediately distribute out all of the 5.5 and (c) distributions in order to avoid “double dipping” by the Unit holders.

to Section 5.3 and this Section 5.4 paid in respect of such Partner’s Units, provided, however, that (a) TopCo shall be entitled to a distribution under this section only to the extent and in the amount that its Assumed Tax Liability exceeds the total of all amounts previously distributed to TopCo under Section 5.3 and this Section 5.4 and (b) the board of directors of the General Partner may in its sole discretion, after due consideration of and in accordance with the General Partner’s GP Duties, defer any distribution pursuant to this Section 5.4, as set forth in the following sentence. With respect to any distribution that is deferred pursuant to clause (b) of the proviso to the preceding sentence, (i) such deferred distribution must be paid prior to or simultaneously with any distributions pursuant to Section 5.3(b), and no distribution shall be paid pursuant to Section 5.3(b) prior to the payment of such deferred distributions, and (ii) upon the payment of any such deferred distribution, the amount of such deferred distribution shall be increased at an annual rate of 10.0%, compounded daily, from the date on which such distribution would have otherwise been paid to the date on which such distribution is actually paid. Upon the exchange by a Partner of any Units for TopCo Shares, which exchange is completed following the deferral of any distribution pursuant to clause (b) of the proviso to the first sentence of this Section 5.4 but prior to the payment in full of such deferred distribution, this Section 5.4 shall survive with respect to such Person, for the benefit of such Person. Without limiting the foregoing, the General Partner will use its reasonable best efforts not to take any action, or do any thing, that would reasonably be expected to result in a distribution becoming payable pursuant to this Section 5.4 (without regard for any determination that may be made by the board of directors of the General Partner to defer such distribution pursuant to clause (b) of the proviso to the first sentence of this Section 5.4).

5.5	Distribution Mechanics
(a)	The General Partner shall cause the Partnership or any of its Affiliates to comply with any withholding requirements established under the Code (including pursuant to Sections 1441, 1442, 1445, 1446 and 3406), the Tax Act, or any other federal, state, provincial, territorial, local or foreign Law. To the extent that the Partnership is required to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner, or to the extent that any payments made to the Partnership are subject to withholding as a result of such payments being attributable to any particular Partner, the General Partner may treat the amount withheld as a distribution of cash to such Partner in the amount of such withholding from or in respect of such Partner. In any such case, unless such amount was withheld from amounts otherwise distributable to such Partner hereunder, it shall be treated as an advance to such Partner which shall be repayable on demand and if not repaid may be set off against subsequent distributions to such Partner.
(b)
(i)	Notwithstanding the foregoing in this Section 5.5(a), the following provisions shall apply in respect of U.S. withholding taxes. If the Partnership has registered as a “withholding foreign partnership” as defined in Section 1.1441-5(c)(2)(ii) of the Treasury Regulations under the Code, provided a Limited Partner has delivered to the General Partner a properly executed IRS Form W-8BEN-E, IRS Form W-8ECI, IRS Form W-8EXP, or other documentation reasonably acceptable to the General Partner evidencing the Limited Partner’s exemption from U.S. withholding tax with respect to U.S. source interest or dividend income of the Partnership, the General Partner shall take such documentation into account and shall cause the Partnership not to withhold on any allocation of such income to the Limited Partner to the extent permitted to do so by applicable Law. If the Partnership has not registered as a withholding foreign partnership, the General Partner shall forward the IRS Form(s) W-8 supplied by the Limited Partner, along with IRS Form W-8IMY, to the relevant U.S. withholding agent in order to allow the Limited Partner to claim the benefit of any applicable exemption from U.S. withholding tax.
(ii)	The General Partner further agrees that, to the extent it is able to do so under applicable Law and provided that a Limited Partner has delivered to the General Partner evidence that is satisfactory to the General Partner, acting reasonably, that it is a resident of Canada for purposes of the Tax Act, the General Partner shall use commercially reasonable efforts to ensure that no Canadian federal tax is withheld from payments made to the Partnership that are attributable to such Canadian resident Limited Partner, including without limitation providing Canada Revenue Agency Form NR302 to the payer if required by applicable Law or requested by the payer. The General Partner acknowledges that it has received evidence satisfactory to it that Rover is a resident of Canada for purposes of the Tax Act, and Rover agrees to confirm same to the General Partner if requested in writing.
(c)	In the event of the dissolution of the Partnership, all receipts received during or after the Fiscal Year quarter in which the liquidation of the Partnership occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 13.3.
(d)	To the extent requested in writing by a holder of Exchangeable Units at least 10 Business Days prior to the record date for any dividend or distribution pursuant to Section 5.3(b) or 5.4, the Partnership shall convert any dividend or distribution to be paid in Canadian dollars into United States dollars at such exchange rate as it is able to obtain. The Partnership shall not be liable for any currency exchange rate obtained in good faith.
(e)	Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Registrar and Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

(f)	Notwithstanding any provision to the contrary contained in this Agreement, the Partnership, and the General Partner on behalf of the Partnership, shall not be required to make a distribution to a Partner or a Record Holder if such distribution would violate the Act or other applicable Law.
ARTICLE 6
WITHDRAWAL OF CAPITAL CONTRIBUTIONS
6.1	Withdrawal

No Limited Partner has the right to withdraw any of the Limited Partner’s Capital Contribution or other amount or to receive any cash or other distribution from the Partnership except as provided for in this Agreement and except as permitted by Law.

ARTICLE 7
POWERS, DUTIES AND OBLIGATIONS OF GENERAL PARTNER
7.1	Duties and Obligations
(a)	The General Partner has:
(i)	unlimited liability for the debts, liabilities and obligations of the Partnership;
(ii)	subject to the terms of this Agreement and to any applicable limitations set out in the Act and applicable similar legislation in Canada, the full and exclusive right, power and authority to manage, control, administer and operate the business and affairs and to make decisions regarding the undertaking and business of the Partnership; and
(iii)	the full and exclusive right, power and authority to do any act, take any proceeding, make any decision and execute and deliver any instrument, deed, agreement or document necessary for or incidental to carrying out the business of the Partnership for and on behalf of and in the name of the Partnership.
(b)	An action taken by the General Partner on behalf of the Partnership is deemed to be the act of the Partnership and binds the Partnership.
(c)	In exercising its authority under this Agreement, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Partner (including the General Partner) of any action taken (or not taken) by it. The General Partner and the Partnership shall not have any liability to a Limited Partner for monetary damages or otherwise for losses sustained, liabilities incurred or benefits not derived by such Limited Partner in connection with such decisions so long as the General Partner has acted pursuant to its authority under this Agreement.

7.2	Specific Powers and Duties
(a)	Without limiting the generality of Section 7.1, Section 14.2 and the other terms of this Agreement and Section 3.01 of the Investor Rights Agreements, the General Partner will have full power and authority for and on behalf of and in the name of the Partnership to do all things and on such terms as it determines, in its sole discretion, to be necessary or appropriate to conduct the business of the Partnership, including without limitation the following:
(i)	negotiate, execute and perform all agreements, conveyances or other instruments which require execution by or on behalf of the Partnership involving matters or transactions with respect to the Partnership’s business (and those agreements may limit the liability of the Partnership to the assets of the Partnership, with the other party to have no recourse to the assets of the General Partner, even if the same results in the terms of the agreement being less favourable to the Partnership);
(ii)	open and manage bank accounts in the name of the Partnership and spend the capital of the Partnership in the exercise of any right or power exercisable by the General Partner under this Agreement;
(iii)	mortgage, charge, assign, hypothecate, pledge or otherwise create a security interest in all or any property of the Partnership and its Subsidiaries now owned or later acquired, to secure any present and future borrowings and related expenses of the Partnership and its Subsidiaries and to sell all or any of that property pursuant to a foreclosure or other realization upon the foregoing encumbrances;
(iv)	manage, control and develop all the activities of the Partnership and take all measures necessary or appropriate for the business of the Partnership or ancillary to the business and may, from time to time, in its sole discretion propose combinations with other partnerships or other entities, which proposal(s) will be subject to requisite approval by the Partners;
(v)	incur all costs and expenses in connection with the Partnership;
(vi)	employ, retain, engage or dismiss from employment, personnel, agents, representatives or professionals or other investment participants with the powers and duties upon the terms and for the compensation as in the discretion of the General Partner may be necessary or advisable in the carrying on of the business of the Partnership;
(vii)	engage agents, including any Affiliate or Associate of the General Partner, to assist it to carry out its management obligations to the Partnership or subcontract administrative functions to the General Partner or any Affiliate or Associate of the General Partner, including, without limitation, the Registrar and Transfer Agent;

(viii)	invest cash assets of the Partnership that are not immediately required for the business of the Partnership in short term investments;
(ix)	act as attorney in fact or agent of the Partnership in disbursing and collecting moneys for the Partnership, paying debts and fulfilling the obligations of the Partnership and handling and settling any claims of the Partnership;
(x)	commence or defend any action or proceeding in connection with the Partnership and otherwise engage in the conduct of litigation, arbitration or mediation and incur legal expense and the settlement of claims and litigation:
(xi)	the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness and the incurring of any other obligations;
(xii)	the making of tax, regulatory and other filings, or rendering of periodic or other reports to any Governmental Authority or other agencies having jurisdiction over the business or assets of the Partnership;
(xiii)	the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person;
(xiv)	the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the lending of funds to other Persons; the repayment or guarantee of obligations of any Group Member and the making of capital contributions to any Group Member;
(xv)	the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, limited liability companies, corporations or other relationships (including the acquisition of interests in, and the contributions of property to, the Partnership’s Subsidiaries from time to time);
(xvi)	retain legal counsel, experts, advisors or consultants as the General Partner consider appropriate and rely upon the advice of those Persons;
(xvii)	appoint the Registrar and Transfer Agent;
(xviii)	do anything that is in furtherance of or incidental to the business of the Partnership or that is provided for in this Agreement;
(xix)	obtain any insurance coverage for the benefit of the Partnership, the Partners and Indemnitees;

(xx)	the indemnification of any Person against liabilities and contingencies to the extent permitted by Law;
(xxi)	the purchase, sale or other acquisition or disposition or exchange of Partnership Interests or options, rights, warrants or appreciation rights relating to Partnership Interests;
(xxii)	the undertaking of any action in connection with the Partnership’s participation in the management of the Partnership Group through its directors, officers or employees or the Partnership’s direct or indirect ownership of the Group Members;
(xxiii)	engage, retain, remove or replace the Tabulation Agent;
(xxiv)	carry out the objects, purposes and business of the Partnership; and
(xxv)	execute, acknowledge and deliver the documents necessary to effectuate any or all of the foregoing or otherwise in connection with the business of the Partnership.
(b)	No Persons dealing with the Partnership will be required to enquire into the authority of the General Partner to do any act, take any proceeding, make any decision or execute and deliver any instrument, deed, agreement or document for or on behalf of or in the name of the Partnership. The General Partner may insert or cause agents of the Partnership to insert, the following clause in any contracts or agreements to which the Partnership is a party or by which it is bound:

“Telesat Partnership LP is a limited partnership formed under the Limited Partnerships Act (Ontario), a limited partner of which is only liable for any of its liabilities or any of its losses to the extent of the amount that the limited partner has contributed or agreed to contribute to its capital and the limited partner’s share of any undistributed income and no personal recourse may be had against any limited partner.”

7.3	Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the General Partner
(a)	The General Partner or any of its Affiliates may, but shall be under no obligation to, lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine, in its discretion.
(b)	Any Group Member (including the Partnership) may lend or contribute to any other Group Member, and any Group Member may borrow from any other Group Member (including the Partnership), funds on terms and conditions determined by the General Partner. The foregoing authority shall be exercised by the General

Partner in its sole discretion and shall not create any right or benefit in favor of any Group Member or any other Person.
(c)	The General Partner may itself, or may enter into an agreement with any of its Affiliates (with respect to any such Affiliate who is not the General Partner or any Subsidiary of the General Partner, with prior Special Approval) to, render services to a Group Member or to the Partnership in the discharge of its duties as general partner of the Partnership. For the avoidance of doubt, the provisions of Section 5.3(a) shall apply to the rendering of services described in this Section 7.3(c).
(d)	The Partnership may transfer assets to joint ventures, other partnerships, corporations, limited liability companies or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as are consistent with this Agreement and applicable Law.
(e)	The General Partner or any of its Affiliates (notwithstanding the proviso in this sentence, with respect to any such Affiliate who is not the General Partner or any Subsidiary of the General Partner, with prior Special Approval) may sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, pursuant to transactions that are fair and reasonable to the Partnership; provided however that the requirements of this Section 7.4(e) conclusively shall be deemed to be satisfied and not a breach of any duty hereunder or existing at law, in equity or otherwise as to (i) any transaction approved by Special Approval, (ii) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties, or (iii) any transaction that is fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be or have been particularly favorable or advantageous to the Partnership). With respect to any contribution of assets to the Partnership in exchange for Partnership Interests or options, rights, warrants or appreciation rights relating to Partnership Interests, the General Partner, in determining whether the appropriate Partnership Interest or options, rights, warrants or appreciation rights relating to Partnership Interests are being issued, may take into account, among other things, the fair market value of the assets, the liquidated and contingent liabilities assumed, the tax basis in the assets, the extent to which tax-only allocations to the transferor will protect the existing partners of the Partnership against a low tax basis, and such other factors as the General Partner deems relevant under the circumstances.
7.4	Title to Property

The General Partner may hold legal title to any of the assets or property of the Partnership in its name as bare trustee for the benefit of the Partnership.

7.5	Exercise of Duties by the Board of Directors of the General Partner; General Partner Standard of Care
(a)	Any action to be taken by the Partnership, that if the Partnership were a British Columbia corporation would require the approval of the corporation’s board of directors, shall only be taken with the approval of the board of directors of the General Partner.
(b)	The General Partner acknowledges and agrees that it will owe the same duties to the Partnership and the Limited Partners that the board of directors of a British Columbia company owes to that company and its shareholders pursuant to paragraphs 142(1)(a) and 142(1)(b) of the BCBA (the “GP Duties”), and such additional non-waivable duties as may be provided under the Act. Furthermore, subject to applicable Law or the listing rules of any applicable securities exchange, the General Partner covenants that it will maintain the confidentiality of financial and other information and data which it may obtain through or on behalf of the Partnership, the disclosure of which may adversely affect the interests of the Partnership or a Limited Partner.
7.6	Limitation of Liability
(a)	The General Partner is not personally liable for the return of any Capital Contribution made by a Limited Partner to the Partnership. Moreover, notwithstanding anything else contained in this Agreement, but subject to Section 2.9, neither the General Partner nor its officers, directors, shareholders, employees or agents are liable, responsible for or accountable in damages or otherwise to the Partnership or a Limited Partner for an action taken or failure to act on behalf of the Partnership within the scope of the authority conferred on the General Partner by this Agreement or by Law unless the act or omission was performed or omitted in breach of the GP Duties.
(b)	To the extent that the board of directors of the General Partner is found to have breached its duties or obligations owed to the holders of TopCo Shares, the General Partner will be deemed to have breached its duties or obligations, as applicable, owed to the holders of Exchangeable Units pursuant to this Section 7.6 and in the event that a remedy is provided to the holders of TopCo Shares, an equivalent remedy shall be afforded to the holders of Exchangeable Units to the maximum extent possible.
7.7	Indemnity of General Partner
(a)	To the fullest extent permitted by Law but subject to the limitations expressly provided in this Agreement, the General Partner, a Departing Partner, any Person who is or was an Affiliate of the General Partner or any Departing Partner, any Person who is or was an officer, director, employee, partner, agent or trustee of the General Partner or any Departing Partner or any Affiliate, or any Person who is or was serving at the request of the General Partner or any Departing Partner or any

Affiliate as a director, officer, employee, partner, agent or trustee of another Person (collectively, an “Indemnitee”) will be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities joint or several expenses (including, without limitation, legal fees and expenses on a solicitor/client basis), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as:
(i)	the General Partner, a Departing Partner or any of their Affiliates; or
(ii)	an officer, director, employee, partner, agent or trustee of the General Partner, any Departing Partner or any of their Affiliates as a director, office, employee, agent or trustee of another Person;

provided, that

(iii)	in each case the Indemnitee acted honestly and in good faith with a view to the best interest of the Partnership and, in the case of the General Partner, in accordance with the GP Duties;
(iv)	in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, the Indemnitee had reasonable grounds for believing its conduct was lawful; and
(v)	no indemnification pursuant to this Section 7.8 will be available to an Indemnitee where the Indemnitee has been adjudged by a final decision of a court of competent jurisdiction that is no longer appealable to have been in breach of, or negligent in the performance of, its obligations under this Agreement.

Any indemnification pursuant to this Section 7.7(a) will be made only out of the assets of the Partnership.

(b)	To the fullest extent permitted by Law, expenses (including, without limitation, legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding will, from time to time, be advanced by the Partnership prior to the final disposition of any claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay that amount if it is determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.8.
(c)	The indemnification provided by this Section 7.8 will be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of Law or otherwise, as to actions in the Indemnitee’s capacity as:
(i)	the General Partner, a Departing Partner or any of their Affiliates;

(ii)	an officer, director, employee, partner, agent or trustee of the General Partner, any Departing Partner or any of their Affiliates; or
(iii)	a Person serving at the request of the General Partner, any Departing Partner or any of their Affiliates as a director, officer, employee, agent or trustee of another Person,

and will continue as to an Indemnitee who has ceased to serve in that capacity and as to action in any other capacity.

(d)	The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of those Persons (other than the General Partner itself) as the General Partner determines, against any liability that may be asserted against or expense that may be incurred by that Person in connection with the Partnership’s activities, whether or not the Partnership would have the power to indemnify those Persons against those liabilities under the provisions of this Agreement.
7.8	Other Matters Concerning the General Partner
(a)	The General Partner may rely and will be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.
(b)	The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors selected by it, and any act taken or omitted in reliance upon the opinion (including, without limitation, an opinion of counsel) of any of those Persons as to matters that the General Partner reasonably believes to be within that Person’s professional or expert competence will be conclusively presumed to have been done or omitted in good faith and in accordance with that opinion.
(c)	The General Partner has the right, in respect of any of its power, authority or obligations under this Agreement, to act through any of its duly authorized officers.
(d)	Any standard of care or duty imposed under the Act or any applicable Law will be modified, waived or limited to the extent legally permissible as required to permit the General Partner to act under this Agreement or any other agreement contemplated by this Agreement and to make any decision pursuant to the power or authority prescribed in this Agreement, subject only to the GP Duties.
(e)	Notwithstanding anything to the contrary in this Agreement, to the extent legally permissible and provided that the General Partner at such time is a Person other than TopCo or a TopCo Successor, (i) it shall be deemed not to be a breach of the GP Duties to engage in such business interests and activities in preference to or to the exclusion of any Group Member, (ii) the General Partner shall have no obligation hereunder or as a result of any duty otherwise existing at Law or otherwise to present business opportunities to any Group Member and (iii) the doctrine of “corporate opportunity” or other analogous doctrine shall not apply to the General Partner.
7.9	Indemnity of Partnership

The General Partner hereby indemnifies and holds harmless the Partnership and each Limited Partner from and against all costs, expenses, damages or liabilities suffered or incurred by the Partnership or any Limited Partner by reason of an act of willful misconduct or gross negligence by the General Partner or of any act or omission not believed by the General Partner in good faith to be within the scope of the authority conferred on the General Partner by this Agreement.

7.10	Restrictions upon the General Partner

The General Partner will not:

(a)	dissolve the affairs of the Partnership except in accordance with the provisions of Article 12; or
(b)	do any act prohibited by the Act.
7.11	Employment of an Affiliate or Associate

The General Partner may itself, or may enter into an agreement with any of its Affiliates (notwithstanding the proviso in this sentence, with respect to any such Affiliate who is not the General Partner or any Subsidiary of the General Partner, with prior Special Approval) to, render services to a Group Member or to the General Partner in the discharge of its duties as general partner of the Partnership. Any services rendered to a Group Member by the General Partner or any of its Affiliates shall be on terms that are fair and reasonable to the Partnership; provided however that the requirements of this Section 7.12 conclusively shall be deemed satisfied and not a breach of any duty hereunder or existing at Law or otherwise as to any transaction (i) approved by Special Approval, (ii) the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) that is fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be or have been particularly favorable or advantageous to the Partnership).

7.12	No Removal of the General Partner

The General Partner may not be removed as general partner of the Partnership.

7.13	Voluntary Withdrawal of the General Partner

The General Partner covenants and agrees in favor of the Partnership that, so long as any outstanding Exchangeable Units are owned by any Person other than the General Partner or any of its Subsidiaries, except as provided in Section 7.18, the General Partner will not voluntarily cease to be the sole general partner of the Partnership.

7.14	Condition Precedent

As a condition precedent to the resignation of the General Partner, the Partnership will pay all amounts payable by the Partnership to the General Partner pursuant to this Agreement accrued to the date of resignation net of any claims or liabilities of the General Partner to the Partnership.

7.15	Transfer to New General Partner

On the admission of a new general partner to the Partnership on the resignation of the General Partner, the resigning General Partner will do all things and take all steps to transfer the administration, management, control and operation of the business of the Partnership and the books, records and accounts of the Partnership to the new general partner, transfer title to the Partnership’s property to the new general partner and will execute and deliver all deeds, certificates, declarations and other documents necessary or desirable to effect that transfer in a timely fashion.

7.16	Release By Partnership

On the resignation of the General Partner, the Partnership will release and hold harmless the General Partner resigning from any costs, expenses, damages or liabilities suffered or incurred by the General Partner (in its capacity as such, but not in its capacity as TopCo) as a result of or arising out of events which occur in relation to the Partnership after that resignation.

7.17	New General Partner

A new general partner will become a party to this Agreement by signing a counterpart of this Agreement and will agree to be bound by all of the provisions of this Agreement and to assume the obligations, duties and liabilities of the General Partner under this Agreement as from the date the new general partner becomes a party to this Agreement.

7.18	Transfer of General Partner Interest

Subject to Section 7.18 and Section 11.1, the General Partner may, without the approval of the Limited Partners (but with prior Special Approval) transfer all, but not less than all, of the General Partner’s Partnership Interests:

(a)	to a Subsidiary of the General Partner;
(b)	in connection with the General Partner’s merger or amalgamation with or into another entity; or
(c)	to the purchaser of all or substantially all of the General Partner’s assets,

provided that, in all cases, the transferee assumes the rights and duties of the General Partner and agrees to be bound by the provisions of this Agreement.

7.19	Resolution of Conflict of Interests
(a)	Unless otherwise expressly provided in this Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member or any Partner (other than the General Partner), on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, or any agreement contemplated herein or therein, or of any duty hereunder or existing at Law or otherwise, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be or have been particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution, and the General Partner may (if the conflict of interest involves an Affiliate of the General Partner who is not the General Partner or any Subsidiary of the General Partner, with Special Approval) also adopt a resolution or course of action that has not received Special Approval. Failure to seek Special Approval shall not be deemed to indicate that a conflict of interest exists or that Special Approval could not have been obtained.
(b)	Notwithstanding any other provision of this Agreement or otherwise applicable provision of Law, whenever in this Agreement or any other agreement contemplated hereby or otherwise the General Partner, in its capacity as the general partner of the Partnership, is permitted to or required to make a decision in its “sole discretion” or “discretion” or that it deems “necessary or appropriate” or “necessary or advisable” or under a grant of similar authority or latitude, then the General Partner, or such Affiliates causing it to do so, shall, to the fullest extent permitted by Law, make such decision in its sole discretion (regardless of whether there is a reference to “sole discretion” or “discretion”), but subject to the GP Duties, and shall not be subject to any other or different standards imposed by this Agreement, any other agreement contemplated hereby, under the Act or under any other Law. Whenever in this Agreement or any other agreement contemplated hereby or otherwise the General Partner is permitted to or required to make a decision in its “good faith” then for purposes of this Agreement, the General Partner, or any of its Affiliates that cause it to make any such decision, shall be conclusively presumed to be acting in good faith if such Person or Persons subjectively believe(s) that the decision made or not made is not inconsistent with the GP Duties.
(c)	Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as a general partner of the Partnership, whether under this Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by Law, to make such determination or to take or decline to take such other action free of any duty (including any fiduciary duty) or obligation whatsoever to the Partnership, any Limited Partner, any Record Holder or any other Person bound by this Agreement, and the General Partner, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by Law, be required to act pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Act or any other Law.
(d)	Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be in its sole discretion.
(e)	Except as expressly set forth in this Agreement, to the fullest extent permitted by Law, neither the General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership, any Limited Partner or any other Person bound by this Agreement (except in the case of the General Partner for the GP Duties), and the provisions of this Agreement, to the extent that they restrict or otherwise modify or eliminate the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at Law, are agreed by the Partners to replace such other duties and liabilities of the General Partner (except for the GP Duties) or such other Indemnitee.
(f)	The Limited Partners hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.20.
(g)	The Limited Partners expressly acknowledge that except for the GP Duties, the General Partner is under no obligation to consider the separate interests of the Limited Partners (including, without limitation, the tax consequences to Limited Partners) in deciding whether to cause the Partnership to take (or decline to take) any actions, and that, subject to the GP Duties, the General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by Limited Partners in connection with such decisions.
ARTICLE 8
FINANCIAL INFORMATION
8.1	Books and Records

The General Partner will keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business including the Record. Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including, without limitation, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard disks, magnetic tape, or any other information storage device, provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time.

8.2	Reports

The General Partner will forward to the Limited Partners all reports and financial statements which may be required under applicable securities legislation, or as the General Partner determines to be necessary or appropriate and, after the end of each Fiscal Year, an annual report containing audited financial statements of the Partnership together with the auditors’ report on those financial statements.

8.3	Right to Inspect Partnership Books and Records
(a)	In addition to other rights provided by this Agreement or by applicable Law, and except as limited by Section 8.3(b), each Limited Partner has the right, for a purpose reasonably related to that Limited Partner’s own interest as a limited partner in the Partnership, upon reasonable demand and at that Limited Partner’s own expense, to receive:
(i)	a current list of the name and last known address of each Limited Partner;
(ii)	copies of this Agreement, the Declaration of Limited Partnership, the Record and amendments to those documents;
(iii)	copies of all documents filed by the Partnership with a securities regulatory authority in Canada;
(iv)	copies of minutes of meetings of the Partners; and
(v)	any other information regarding the affairs of the Partnership as is just and reasonable.
(b)	Notwithstanding Section 8.3(a), the General Partner may keep confidential from the Limited Partners for any period of time as the General Partner deems reasonable, any information of the Partnership (other than information referred to in Section 8.3(a)(ii)) which, in the reasonable opinion of the General Partner, should be kept confidential in the interests of the Partnership or that the Partnership is required by Law or by agreements with third parties to keep confidential.
8.4	Accounting Policies

The General Partner is authorized to establish from time to time accounting policies with respect to the financial statements of the Partnership and to change from time to time any policy that has been so established so long as those policies are consistent with the provisions of this Agreement and IFRS.

8.5	Appointment of Auditor

The General Partner will, on behalf of the Partnership, select the Auditor on behalf of the Partnership to review and report to the Partners upon the financial statements of the Partnership for, and as at the end of each Fiscal Year, and to advise upon and make determinations with regard to financial questions relating to the Partnership or required by this Agreement to be determined by the Auditor.

ARTICLE 9
TAX MATTERS
9.1	Tax Returns and Information

The General Partner shall use commercially reasonable efforts to timely file all tax returns of the Partnership that are required to be filed under applicable Law (including any U.S. or Canadian federal, provincial, territorial, state, or local tax returns). The General Partner shall use commercially reasonable efforts to furnish to all Partners necessary tax information as promptly as possible after the end of the Fiscal Year of the Partnership; provided, however, that delivery of such tax information may be subject to delay as a result of the late receipt of any necessary tax information from an entity in which the Partnership or any of its Subsidiaries holds an interest.

Each Limited Partner agrees to file all U.S. and Canadian federal, provincial, territorial, state and local tax returns required to be filed by it in a manner consistent with the information provided to it by the Partnership, unless otherwise required by applicable Law.

9.2	Tax Elections

The General Partner shall determine whether to make or refrain from making the election provided for in Section 754 of the Code, and any and all other elections permitted by the Code, the Tax Act, or under the tax Laws of any other relevant jurisdiction.

9.3	Tax Controversies
(a)	Canadian and Other Non-US Income Tax Matters. Subject to the provisions hereof, the General Partner is authorized to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by Canadian and other non-U.S. tax authorities, including resulting administrative and judicial proceedings, and to expand Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.
(b)	U.S. Federal Income Tax Matters.
(i)	The TopCo Shareholder Representative shall be the “partnership representative” of the Partnership for purposes of Code Section 6223 and any corresponding provision of applicable federal, state, local and/or foreign Law (the “Partnership Representative”), and on behalf of the

Partnership, the General Partner (or its designee) shall be permitted to appoint any “designated individual” permitted under U.S. Treasury Regulations Sections 301.6223-1 and 301.6223-2 or any successor regulations or similar provisions of tax Law, and unless the context otherwise requires, any reference to the Partnership Representative in this Agreement includes any “designated individual.” The Partnership Representative shall be entitled to be reimbursed by the Partnership for all out-of-pocket costs and expenses incurred as a result of acting as the Partnership Representative in connection with any proceeding involving the Partnership and to be indemnified by the Partnership (solely out of Partnership assets) with respect to any action brought against it as a result of acting as Partnership Representative in connection with the resolution or settlement of any such proceeding. Each Partner hereby agrees (i) to take such actions as may be required to effect the General Partner’s designation as the Partnership Representative, and on behalf of the Partnership, the General Partner’s (or its designee’s) appointment of any “designated individual,” and (ii) to cooperate to provide any information or take such actions as may be reasonably requested by the Partnership Representative in order to determine whether any Imputed Underpayment Amount may be modified pursuant to Code Section 6225(c) or any corresponding provision of applicable federal, state, local and/or foreign Law and/or to allow the Partnership to make any such modification. The provisions of this Section 9.3 and a Partner’s obligation to comply with this Section 9.3 shall survive any liquidation and dissolution of the Partnership and the transfer, assignment or liquidation of such Partner’s Partnership Interest.
(ii)	The General Partner shall use its reasonable best efforts to (a) mitigate the economic burden to the Limited Partners of any final partnership adjustment, including by causing the Partnership to make an election under Section 6226(a)(1) of the Code or by following the procedures under Section 6225(c) of the Code to modify any imputed underpayment amount, and (b) allocate the economic burden of a final partnership adjustment (including any expenses related thereto) to the Partner(s) to whom such final partnership adjustment is attributable. Subject to the foregoing, the taking of any action and the incurring of any expense by the Partnership Representative in connection with any partnership audit, except to the extent required by Law, is a matter in the sole and absolute discretion of the Partnership Representative and the provisions relating to indemnification of the General Partner set forth in Section 7.8 shall be fully applicable to the Partnership Representative in its capacity as such. The Partnership Representative shall receive no compensation for its services. All third-party costs and expenses incurred by the Partnership Representative in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging an accounting or law firm to assist the Partnership Representative in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.
9.4	Treatment as a Partnership; Election to be Treated as a Corporation

Notwithstanding anything to the contrary contained herein, the Partnership will use its reasonable best efforts to undertake all necessary steps to preserve its status as a partnership for U.S. federal income tax purposes and will not undertake any activity or make any investment or fail to take any action that would (i) cause the Partnership to be classified as a “publicly traded partnership” as defined in Section 7704 of the Code or (ii) jeopardize its status as a partnership for U.S. federal income tax purposes.

ARTICLE 10
MEETINGS OF THE LIMITED PARTNERS
10.1	Meetings

The General Partner may call a general meeting of Partners at any time and place as it deems appropriate in its absolute discretion for the purpose of considering any matter set out in the notice of meeting.

10.2	Place of Meeting

Every meeting of Partners will be in Ottawa, Ontario or at any other place within or outside of Canada as the General Partner may designate.

10.3	Notice of Meeting

Notice of any meeting of Partners will be given to each Limited Partner not less than 21 days (but not more than 60 days) prior to the meeting, and will state:

(a)	the time, date and place of the meeting; and
(b)	in general terms, the nature of the business to be transacted at the meeting in sufficient detail to permit a Partner to make a reasoned decision on that business.

Notice of an adjourned meeting of Partners need not be given if the adjourned meeting is held within 14 days of the original meeting. Otherwise, but subject to Section 10.13, notice of adjourned meetings will be given not less than 21 days in advance of the adjourned meeting and otherwise in accordance with this section, except that the notice need not specify the nature of the business to be transacted if unchanged from the original meeting.

10.4	Record Dates

For the purpose of determining the Limited Partners who are entitled to vote or act at any meeting of Partners or any adjournment of a meeting, or for the purpose of any other action, the General Partner may from time to time cause the transfer books to be closed for a period, not exceeding 30 days, as the General Partner may determine or, without causing the transfer books to be closed, the

General Partner may fix a date not more than 60 days prior to the date of any meeting of Partners or other action as a record date for the determination of Limited Partners entitled to vote at that meeting or any adjournment of the meeting or to be treated as Limited Partners of record for purposes of any other action, and any Limited Partner who was a Limited Partner at the time so fixed will be entitled to vote at the meeting or any adjournment of the meeting even though that Limited Partner has since that date disposed of the Limited Partner’s Units, and no Limited Partner becoming a Limited Partner after that fixed date will be a Limited Partner of record for purposes of that action. A Person will be a Limited Partner of record at the relevant time if the Person’s name appears in the Record, as amended and supplemented, at that time.

10.5	Information Circular

If proxies are solicited from Limited Partners in connection with a meeting of Partners, the Person or Persons soliciting those proxies will prepare an information circular which will contain, to the extent that it is relevant and applicable, the information prescribed for information circulars by the Securities Act (Ontario) and applicable rules and regulations thereunder and the information prescribed for proxy statements pursuant to the U.S. Securities Exchange of 1934, as amended, and applicable rules and regulations thereunder.

10.6	Proxies

Any Limited Partner entitled to vote at a meeting of Partners may vote by proxy if a form of proxy has been received by the General Partner or the chairperson of the meeting for verification prior to the time fixed by the General Partner, which time will not exceed two Business Days preceding the meeting, or any adjournment of the meeting.

10.7	Validity of Proxies

A proxy purporting to be executed by or on behalf of a Limited Partner will be considered to be valid unless challenged at the time of or prior to its exercise. The Person challenging the proxy will have the burden of proving to the satisfaction of the chairperson of the meeting that the proxy is invalid and any decision of the chairperson concerning the validity of a proxy will be final. Proxies will be valid only at the meeting with respect to which they were solicited, or any adjournment of the meeting, but in any event will cease to be valid one year from their date. A proxy given on behalf of joint holders must be executed by all of them and may be revoked by any of them, and if more than one of several joint holders is present at a meeting and they do not agree which of them is to exercise any vote to which they are jointly entitled, they will, for the purposes of voting, be deemed not to be present. A proxy holder need not be a holder of a Unit.

10.8	Form of Proxy

Every proxy will be substantially in the form as may be approved by the General Partner or as may be reasonably satisfactory to the chairperson of the meeting at which it is sought to be exercised.

10.9	Revocation of Proxy

A vote cast in accordance with the terms of an instrument of proxy will be valid notwithstanding the previous death, incapacity, insolvency or bankruptcy of the Limited Partner giving the proxy or the revocation of the proxy unless written notice of that death, incapacity, insolvency, bankruptcy or revocation has been received by the chairperson of the meeting prior to the commencement of the meeting.

10.10	Corporations

A Limited Partner which is a corporation may appoint an officer, director or other authorized person as its representative to attend, vote and act on its behalf at a meeting of Partners.

10.11	Attendance of Others

Any officer or director of the General Partner, legal counsel for the General Partner and the Partnership and representatives of the Auditor will be entitled to attend any meeting of Partners. The General Partner has the right to authorize the presence of any Person at a meeting regardless of whether the Person is a Partner. With the approval of the General Partner that Person is entitled to address the meeting.

10.12	Chairperson

The General Partner may nominate a Person, including, without limitation, an officer or director of the General Partner, (who need not be a Limited Partner) to be chairperson of a meeting of Partners and the person nominated by the General Partner will be chairperson of that meeting unless the Partners elect another chairperson by Ordinary Resolution.

10.13	Quorum

A quorum at any meeting of Partners will consist of one or more Partners present in person or by proxy holding a majority of the voting power which may be exercised at such meeting. If, within half an hour after the time fixed for the holding of the meeting, a quorum for the meeting is not present, the meeting:

(a)	if called by or on the requisition of Limited Partners, will be terminated; and
(b)	if called by the General Partner, will be held at the same time and place on the day which is 14 days later (or if that date is not a Business Day, the first Business Day prior to that date). The General Partner will give three days’ notice to Limited Partners of the date of the reconvening of the adjourned meeting and at the reconvened meeting the quorum will consist of the Partners then present in person or represented by proxy.
10.14	Voting
(a)	Every question submitted to a meeting of Partners will be decided by an Ordinary Resolution on a show of hands unless otherwise required by this Agreement or a poll is demanded by a Partner, in which case a poll will be taken. In the case of an equality of votes, the chairperson will not have a casting vote and the resolution will be deemed to be defeated. The chairperson will be entitled to vote in respect of any Units held by the chairperson or for which the chairperson may be a proxyholder.
(b)	On a poll, each Person present at the meeting will have one vote for each Unit entitled to vote in respect of which the Person is shown on the Record as a Partner at the record date and for each Unit in respect of which the Person is the proxyholder. Each Partner present at the meeting and entitled to vote at the meeting will have one vote on a show of hands. If Units are held jointly by two or more persons and only one of them is present or represented by proxy at a meeting of Unitholders, that Unitholder may, in the absence of the other or others, vote with respect those Units, but if more than one of them is present or represented by proxy, they will vote together on the whole Units held jointly. Where this Agreement or applicable Law only permits certain Units to be voted on a matter, only votes in respect of such Units will be recognized.
10.15	Poll

A poll requested or required will be taken at the meeting of Partners or an adjournment of the meeting in any manner as the chairperson directs.

10.16	Powers of Limited Partners; Resolutions Binding

The Limited Partners will have only the powers set out in this Agreement and any additional powers provided by Law. Subject to the foregoing sentence and Section 14.1, any resolution passed in accordance with this Agreement will be binding on each Partner and that Partner’s respective heirs, executors, administrators, successors and assigns, whether or not that Partner was present in person or voted against any resolution so passed.

10.17	Conditions to Action by Limited Partners

The right of the Limited Partners to vote to amend this Agreement or to approve or initiate the taking of, or take, any other action at any meeting of Partners will not come into existence or be effective in any manner unless and until, prior to the exercise of any right or the taking of any action, the Partnership has received an opinion of counsel advising the Limited Partners (at the expense of the Partnership) as to the effect that the exercise of those rights or the taking of those actions may have on the limited liability of any Limited Partners other than those Limited Partners who have initiated that action, each of whom expressly acknowledges that the exercise of the right or the taking of the action may subject each of those Limited Partners to liability as a general partner under the Act or similar legislation in Canada.

10.18	Minutes

The General Partner will cause minutes to be kept of all proceedings and resolutions at every meeting and will cause all minutes and all resolutions of the Partners consented to in writing to be made and entered in books to be kept for that purpose. Any minutes of a meeting signed by the chairperson of the meeting will be deemed evidence of the matters stated in them and the meeting will be deemed to have been duly convened and held and all resolutions and proceedings shown in them will be deemed to have been duly passed and taken.

10.19	Additional Rules and Procedures

To the extent that the rules and procedures for the conduct of a meeting of the Partners are not prescribed in this Agreement, the rules and procedures will be determined by the General Partner.

10.20	Electronic Meetings

The General Partner may determine that a meeting of Partners shall be held entirely by means of telephone, electronic or other communications facilities that permit all participants to communicate with each other during the meeting. A meeting of Partners may also be held at which some, but not necessarily all, persons entitled to attend may participate by means of such communications facilities, if the General Partner determines to make them available. A person participating in a meeting by such means is deemed to be present at the meeting.

ARTICLE 11
SUCCESSORS OF THE GENERAL PARTNER
11.1	Certain Requirements in Respect of Combination, etc.

As long as any Exchangeable Units (other than those owned by the General Partner or its Subsidiaries) are Outstanding, the General Partner shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, amalgamation, arrangement, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other Person or, in the case of an amalgamation, arrangement or merger, of the continuing corporation resulting therefrom, unless:

(a)	such other Person or continuing corporation (such other Person or continuing corporation (or, in the event of an amalgamation, arrangement, merger or similar transaction pursuant to which holders of shares in the capital of the General Partner are entitled to receive shares or other ownership interests (“Successor Securities”) in the capital of any corporation or other legal entity other than such other Person or continuing corporation, then such corporation or other legal entity in which holders of shares in the capital of the General Partner are entitled to receive an interest) is herein called the “TopCo Successor”) by operation of law, becomes, without more, bound by the terms and provisions of this Agreement and the Voting Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are reasonably necessary or advisable to evidence the assumption by the TopCo Successor of all of the rights and obligations of the General Partner hereunder, including liability for all moneys payable and property deliverable hereunder and the covenant of such TopCo Successor to pay or cause to be paid and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of the General Partner under this Agreement;
(b)	the approval under Article 23.2(f) of the TopCo Articles, if required, has been obtained; and

(c)	such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder.

Where the foregoing conditions are satisfied, all references herein to TopCo Shares shall be deemed to be references to the shares of the TopCo Successor which has assumed the obligations of the General Partner and all references to the General Partner shall be to the TopCo Successor, without amendment hereto or any further action whatsoever. For the avoidance of doubt, if a transaction described in this Section 11.1 results in holders of Exchangeable Units being entitled to exchange their Exchangeable Units for shares of a TopCo Successor in a different ratio than that set out herein, then this Agreement shall be deemed to be amended to refer to such different ratio(s). For the further avoidance of doubt, this Section 11.1 shall not apply to the transactions contemplated by the Transaction Agreement.

11.2	Vesting of Powers in Successor

Whenever the conditions of Section 11.1 have been duly observed and performed, the parties, if required by Section 11.1, shall execute and deliver the supplemental agreement provided for in Section 11.1(a) and thereupon the TopCo Successor shall possess and from time to time may exercise each and every right and power of the General Partner under this Agreement in the name of the General Partner or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the General Partner’s Board of Directors or any officers of the General Partner may be done and performed with like force and effect by the directors or officers of such TopCo Successor.

11.3	Wholly-Owned Subsidiaries

Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned direct or indirect Subsidiary of the General Partner with or into the General Partner or the winding-up, liquidation or dissolution of any wholly-owned direct or indirect Subsidiary of the General Partner (other than the Partnership) provided that all of the assets of such Subsidiary are transferred to the General Partner or another wholly-owned direct or indirect Subsidiary of the General Partner or any other distribution of the assets of any wholly-owned direct or indirect Subsidiary of the General Partner among the shareholders of such Subsidiary, and any such transactions are expressly permitted by this Article 11.

ARTICLE 12
NOTICES
12.1	Address

Any notice or other written communication which must be given or sent under this Agreement will be given by first-class mail, electronic mail or personal delivery to the address of the General Partner and the Limited Partners as follows:

(a)	in the case of the General Partner, Telesat Corporation, 160 Elgin Street, Suite 2100, Ottawa, Ontario, Canada K2P 2P7, Attention: Chris DiFrancesco, Email: CDiFrancesco@telesat.com; and

(b)	in the case of Limited Partners, to the postal or electronic mail address inscribed in the Record, or any other new address following a change of address in conformity with Section 12.2.
12.2	Change of Address

A Limited Partner may, at any time, change the Limited Partner’s postal or electronic mail address for the purposes of service by written notice to the General Partner which will promptly notify the Registrar and Transfer Agent, if different from the General Partner. The General Partner may change its address for the purpose of service by written notice to all the Limited Partners.

12.3	Accidental Failure

An accidental omission in the giving of, or failure to give, a notice required by this Agreement will not invalidate or affect in any way the legality of any meeting or other proceeding in respect of which that notice was or was intended to be given.

12.4	Disruption in Mail

In case of any disruption, strike or interruption in the Canadian postal service after mailing and before receipt or deemed receipt of a document, it will be deemed to have been received on the sixth Business Day following full resumption of the Canadian postal service.

12.5	Receipt of Notice

Subject to Section 12.4, notices given by first-class mail will be deemed to have been received on the third Business Day following the deposit of the notice in the mail, notices given by delivery will be deemed to have been received on the date of their delivery and notices given by electronic mail will be deemed to have been received when delivered, if sent to the recipient by electronic mail during normal business hours of the recipient, and otherwise on the next Business Day; provided that, if sent by electronic mail, the notice shall be confirmed by the same being sent by one of the other means contemplated by Section 12.1 (it being understood that delivery shall be effective in accordance with this Section 12.5).

12.6	Undelivered Notices

If the General Partner sends a notice or document to a Limited Partner in accordance with Section 12.1 and the notice or document is returned on three consecutive occasions because the Limited Partner cannot be found, the General Partner is not required to send any further notices or documents to the Limited Partner until the Limited Partner informs the General Partner in writing of the Limited Partner’s new address.

ARTICLE 13
DISSOLUTION AND LIQUIDATION
13.1	Events of Dissolution

The Partnership will follow the procedure for dissolution established in Section 13.3 upon the occurrence of any of the following events or dates:

(a)	the deemed removal of the sole General Partner unless the General Partner is replaced as provided in Sections 7.18 or 7.19;
(b)	the sale, exchange or other disposition of all or substantially all of the property of the Partnership, if approved in accordance with this Agreement; or
(c)	after the Merger Effective Time, no Exchangeable Units or Class D Units remain Outstanding.
13.2	No Dissolution

The Partnership will not come to an end by reason of the death, bankruptcy, insolvency, mental incompetency or other disability of any Limited Partner or upon transfer of any Units.

13.3	Procedure on Dissolution

Upon the occurrence of any of the events set out in Section 13.1, the General Partner (or in the event of an occurrence specified in Section 13.1(a), any other Person as may be appointed by resolution passed by a majority of the holders of the GP Units) will act as a receiver and liquidator of the assets of the Partnership and will:

(a)	sell or otherwise dispose of that part of the Partnership’s assets as the receiver considers appropriate;
(b)	pay or provide for the payment of the debts and liabilities of the Partnership and liquidation expenses;
(c)	if there are any assets of the Partnership remaining, distribute all property and cash as provided under Section 5.3; and
(d)	file the declaration of dissolution prescribed by the Act and satisfy all applicable formalities in those circumstances as may be prescribed by the Laws of other jurisdictions where the Partnership is registered. In addition, the General Partner will give prior notice of any dissolution of the Partnership by mailing to each Limited Partner and to the Registrar and Transfer Agent a notice at least 21 days prior to the filing of the declaration of dissolution prescribed by the Act.
13.4	Dissolution

The Partnership will be dissolved upon the completion of all matters set out in Section 13.3.

13.5	No Right to Dissolve

No Limited Partner has the right to ask for the dissolution of the Partnership, for the winding-up of its affairs or for the distribution of its assets.

13.6	Agreement Continues

Notwithstanding the dissolution of the Partnership, this Agreement will not terminate until the provisions of Section 13.3 have been satisfied.

13.7	Capital Account Restoration

No Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership or otherwise.

ARTICLE 14
AMENDMENT
14.1	Power to Amend

Subject to Sections 14.2 and the rights of Exchangeable Units set forth in Schedule A, this Agreement or any part hereof, may be amended only in writing, with and only with the consent of all of the following: (i) the shareholders of TopCo by resolution passed by a simple majority of all votes cast at a meeting by holders entitled to vote at such meeting or by written consent of TopCo shareholders holding in the aggregate a majority of the outstanding TopCo shares; (ii) the holders of a majority of the Outstanding Units; (iii) the shareholders of TopCo (other than Rover and any Meteor Entity and their respective Affiliates and Associates) by resolution passed by a simple majority of all votes cast by such shareholders at a meeting by holders entitled to vote at such meeting or by written consent of such shareholders holding in the aggregate a majority of the outstanding TopCo shares (other than shares held by Rover and any Meteor Entity and their respective Affiliates and Associates) and (iv) the holders of a majority of the Outstanding Units (other than those beneficially owned by Rover, any Meteor Entity and their respective Affiliates and Associates); provided that:

(a)	no amendment will be made to this Agreement which would have the effect of changing the Partnership from a limited partnership to a general partnership without the unanimous written consent of the Partners;
(b)	no amendment will be made to this Agreement without the consent of the General Partner which would have the effect of adversely affecting the rights and obligations of the General Partner (other than an amendment to effect a dissolution of the Partnership pursuant to Section 13.1(a));
(c)	no amendment to this Agreement may give any Person the right to dissolve the Partnership, other than the General Partner’s right to dissolve the Partnership pursuant to Section 13.1(b) and 13.1(c); and

(d)	any amendment that disproportionately and adversely affects any individual, group or class of holders of Units as compared to other holders of Units shall require the consent of each holder of Units so disproportionately and adversely affected.
14.2	Amendment by General Partner

Each Limited Partner agrees that the General Partner (pursuant to its powers of attorney from the Limited Partners or as expressly provided in this Agreement), without the approval of any Limited Partner, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection with that amendment, to reflect:

(a)	a change in the name of the Partnership or the location of the principal place of business or the registered office of the Partnership;
(b)	admission, substitution, withdrawal or removal of Limited Partners in accordance with this Agreement;
(c)	a change that the General Partner, acting reasonably, determines is necessary to qualify or continue the qualification of the Partnership as a limited partnership which the Limited Partners have limited liability under the applicable laws;
(d)	a change that, in the discretion of the General Partner, is reasonable and necessary or appropriate to enable Partners to take advantage of, or not be detrimentally affected by, changes, proposed changes or differing interpretations with respect to any of the Tax Act, the Code, U.S. Treasury Regulations, administrative pronouncements of the Internal Revenue Service and judicial decisions, or other taxation Laws;
(e)	a change that the General Partner, acting reasonably, determines to be necessary to satisfy any requirements, conditions or guidelines contained in any Law;
(f)	a change in the Fiscal Year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the Fiscal Year or taxable year of the Partnership;
(g)	an amendment that the General Partner, acting reasonably, determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests or options, rights, warrants or appreciation rights relating to Partnership Interests pursuant to Section 3.4; and
(h)	any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

provided, that, the amendments set out in clauses (c), (d), (e), (g) and (h) of this Section 14.2 may only be made without the approval of any Limited Partner if approved by a majority of the Specially Designated Directors then in office.

From and after the Special Board Date (as defined in the Topco Articles), if neither any Meteor Entity nor Polaris is a 5% Holder (as defined in the Topco Articles), each Limited Partner agrees that the General Partner with the approval of the Topco board of directors (pursuant to its powers of attorney from the Limited Partners or as expressly provided in this Agreement), without the approval of any Limited Partner, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection with that amendment, to reflect:

(a)	a change to cure any ambiguity or to correct or supplement any provisions contained in this Agreement which may be defective or inconsistent with any other provision contained in this Agreement, in each case, that does not adversely affect the Limited Partners in any material respect;
(b)	a change that the General Partner, acting reasonably, determines (i) to be necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any Governmental Authority, or (ii) is required to effect the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement that does not adversely affect the Limited Partners in any material respect;
(c)	an amendment that is necessary, in the written opinion of outside counsel to the Partnership, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from having a material risk of being in any manner subjected to the provisions of the U.S. Investment Company Act of 1940, as amended, the U.S. Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the U.S. Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor; or
(d)	an amendment that the General Partner, acting reasonably, determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.2 that does not adversely affect the Limited Partners in any material respect.
14.3	Notice of Amendments

The General Partner will notify the Limited Partners in writing of the full details of any amendment to this Agreement, if any, within 30 days of the effective date of the amendment.

ARTICLE 15
MISCELLANEOUS
15.1	Binding Agreement

Subject to the restrictions on assignment and transfer contained in this Agreement, this Agreement will enure to the benefit of and be binding upon the parties to this Agreement and their respective heirs, executors, administrators and other legal representatives, successors and assigns.

15.2	Time

In connection with the exchange of Exchangeable Units for Exchanged Shares, time will be of the essence in this Agreement.

15.3	Counterparts

This Agreement, or any amendment to it, may be executed in multiple counterparts (including electronically), each of which will be deemed an original agreement. This Agreement may also be executed and adopted in any instrument signed by a Limited Partner with the same effect as if the Limited Partner had executed a counterpart of this Agreement. All counterparts and adopting instruments will be construed together and will constitute one and the same agreement.

15.4	Governing Law

This Agreement and the Schedules to this Agreement will be governed and construed exclusively according to the Laws of the Province of Ontario and the Laws of Canada applicable therein and the parties to this Agreement irrevocably attorn to the non-exclusive jurisdiction of the courts of the Province of Ontario.

15.5	Severability

If any part of this Agreement is declared invalid or unenforceable, then that part will be deemed to be severable from this Agreement and will not affect the remainder of this Agreement.

15.6	Further Acts

The parties will perform and cause to be performed any further and other acts and things and execute and deliver or cause to be executed and delivered any further and other documents as counsel to the Partnership considers necessary or desirable to carry out the terms and intent of this Agreement.

15.7	Entire Agreement

This Agreement constitutes the entire agreement among the parties to this Agreement with respect to the subject matter of this Agreement.

15.8	Limited Partner Not a General Partner

If any provision of this Agreement has the effect of imposing upon any Limited Partner (other than the General Partner) any of the liabilities or obligations of a general partner under the Act, that provision will be of no force and effect.

15.9	Amendment and Restatement of Original Limited Partnership Agreement

This Agreement amends, restates and replaces in its entirety the Original Limited Partnership Agreement.

15.10	Language of Agreement

The parties to this Agreement have expressly agreed that this Agreement be drawn in the English language. Les parties aux présentes ont expressément convenu que le présent contrat soit rédigé en anglais.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF the parties to this Agreement have executed this Agreement as of the date first set out above.

TELESAT CORPORATION

in its own capacity and as General Partner of the Partnership and agent and attorney for the Leo Electing Stockholders

By:
Name:
Title:

RED ISLE PRIVATE INVESTMENTS INC.

By:
Name:
Title:

PUBLIC SECTOR PENSION INVESTMENT BOARD
solely for the limited purposes described herein

By:
Name:
Title:

John Cashman

Colin Watson

Henry Intven

[Signature Page to Amended and Restated Limited Partnership Agreement]

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SCHEDULE A

EXCHANGEABLE UNITS OF THE PARTNERSHIP

ARTICLE 1
DEFINITIONS

For the purposes of this Schedule A, unless the context otherwise requires, each term denoted herein by initial capital letters and not otherwise defined herein shall have the meanings ascribed thereto in Section 1.1 of the Agreement. The following definitions are applicable to the terms of the Exchangeable Units:

“Class A Holder Votes” has the meaning set out in Section 3.4(a)(i) of this Schedule A;

“Class B Holder Votes” has the meaning set out in Section 3.4(a)(ii) of this Schedule A;

“Class Vote Proposal” has the meaning set out in Section 3.4(e) of this Schedule A;

“Combined Vote” has the meaning set out in Section 3.4(b)(i) of this Schedule A;

“Exchange Date” means, for any exchange of Exchangeable Units, the Exchange Date specified in the applicable Exchange Notice, which date must be a Business Day and must not be less than two Business Days nor more than ten Business Days after the date upon which such Exchange Notice is delivered to the office of the Partnership. If no such Business Day is specified in an Exchange Notice, the Exchange Date shall be deemed to be the second Business Day after the date on which such Exchange Notice is received by the Partnership, and in the event the General Partner fails to deliver Exchanged Shares on such date, the Exchange Date shall be deemed to be the date on which such Exchanged Shares are delivered;

“Exchange Notice” means the notice in the form of Exhibit A hereto (with such changes as may be determined in good faith by the General Partner consistent with this Agreement) or in such other form as may be acceptable to the General Partner;

“Exchange Right” has the meaning set out in Section 2.1(a) of this Schedule A;

“Exchanged Shares” means, subject to Section 3.5(b): (i) in respect of a Class A Exchangeable Unit, one TopCo Class A Share; (ii) in respect of a Class B Exchangeable Unit, one TopCo Class B Share; and (iii) in respect of a Class C Exchangeable Unit, one TopCo Class C Fully Voting Share (or at the election of the holder, one TopCo Class C Limited Voting Share);

“Exempt Exchangeable Voting Event” means any matter in respect of which applicable Law provides holders of Exchangeable Units with a vote as holders of Units of the Partnership in order to approve or disapprove, as applicable, any change to, or any change in the rights of the holders of, the Exchangeable Units, where the approval or disapproval, as applicable, of such change would be required to maintain the economic equivalence of the Exchangeable Units and the TopCo Shares;

“Holder Votes” has the meaning set out in Section 3.4(a)(iii) of this Schedule A;

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“List” has the meaning set out in Section 3.3 of this Schedule A;

“TopCo Consent” means any written consent sought from shareholders of TopCo;

“TopCo Control Transaction” shall be deemed to have occurred upon the consummation of a merger, amalgamation, arrangement or consolidation, of TopCo, other than any transaction which would result in the holders of outstanding voting securities of TopCo (assuming the exchange of all outstanding Exchangeable Units for Exchanged Shares) immediately prior to such transaction having at least a majority of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction, with the voting power of each such continuing holder relative to other continuing holders not being altered substantially in the transaction.

“TopCo Meeting” means any meeting of shareholders of TopCo at which holders of any or all classes of TopCo Shares are entitled to vote; and

“Subject Units” has the meaning set out in Section 2.1(b) of this Schedule A.

ARTICLE 2
EXCHANGE OF EXCHANGEABLE UNITS BY HOLDER
2.1	Exchange Right
(a)	From and after the date that is six months following the date of the Merger Effective Time, a holder of Exchangeable Units shall, at any time and from time to time, have the right to require the Partnership to repurchase any or all of the Exchangeable Units held by such holder in exchange for, and in connection therewith the right to require TopCo to issue, the applicable Exchanged Shares (the “Exchange Right”); provided, however, that a holder of Exchangeable Units may exercise its Exchange Right at any time to effect a transfer to be effective immediately prior to (and if so elected by such holder, subject to) the closing of a TopCo Control Transaction so that such Exchanged Shares to be received by such holder in such repurchase will have the full right and power to participate in such Topco Control Transaction (and such right and power shall be expressly recognized and provided for in any agreement relating to any such Topco Control Transaction).
(b)	To exercise the Exchange Right, the holder shall present and surrender at the office of the Partnership (or at any office of the Registrar and Transfer Agent as may be specified by the Partnership by notice to the holders of Exchangeable Units) a duly executed Exchange Notice together with such additional customary documents and instruments as the Registrar and Transfer Agent or the Partnership may reasonably require; provided that a definitive list of any such documents and instruments and copies thereof shall be posted publicly on the Company’s website. The Exchange Notice shall specify the number and class of Exchangeable Units in respect of which the holder is exercising the Exchange Right (the “Subject Units”) and, in the case of Class C Exchangeable Units, whether such Units are to be exchanged for TopCo Class C Fully Voting Shares or TopCo Class C Limited Voting Shares.

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2.2	Share Settlement

Provided that the Exchange Notice is not revoked by the holder in the manner specified in Section 2.4 of this Schedule A, effective at the close of business on the Exchange Date:

(a)	the Partnership shall have, and shall be deemed to have, repurchased the Subject Units for cancellation in consideration for the transfer to such holder of the applicable number of Exchanged Shares and such holder shall be deemed to have transferred to the Partnership all of such holder’s right, title and interest in and to the Subject Units;
(b)	the General Partner shall deliver (or cause to be delivered) to such holder or in accordance with its direction, for and on behalf of the Partnership and in the manner provided for in Section 2.3 of this Schedule A, the applicable number of Exchanged Shares; and
(c)	the Partnership shall issue to the General Partner a number of GP Units equal to the number of Exchanged Shares delivered to such holder pursuant to Section 2.2(b) of this Schedule A, in consideration for the General Partner delivering such Exchanged Shares to such holder.

Notwithstanding the foregoing, neither the Partnership, nor the General Partner, shall be liable for damages arising from a failure to deliver the applicable number of Exchanged Shares (x) on an Exchange Date of less than three Business Days after the date upon which such Exchange Notice is delivered to the office of the Partnership, so long as each of the Partnership and the General Partner used commercially reasonable efforts to meet such Exchange Date, or (y) on any Exchange Date as a result of any cause or impediment not reasonably within the control of the Partnership or the General Partner, including any failure on behalf of the Registrar or Transfer Agent to take timely any actions requested by the Partnership or the General Partner, so long as each of the Partnership and the General Partner used reasonable best efforts to eliminate such cause or impediment. The Partnership and the General Partner shall have a continuing obligation to deliver the Exchange Shares, even if not delivered on the specified Exchange Date.

2.3	Effect of Exchange
(a)	Subject to compliance by the applicable holder of the Subject Units with the terms of this Schedule A, the Partnership (or the General Partner for and on behalf of the Partnership) shall deliver or cause the Registrar and Transfer Agent to deliver to the relevant holder or in accordance with its direction, as applicable the applicable Exchanged Shares (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance) less any amounts withheld on account of tax pursuant to Section 5.5(a) of the Agreement, and such delivery by or on behalf of the Partnership or by the Registrar and Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the total consideration payable or issuable. To the extent that amounts are so required to be deducted or withheld on account of tax pursuant to Section 5.5(a),

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the Partnership (or the General Partner for and on behalf of the Partnership) is hereby authorized to sell such portion of the Exchanged Shares otherwise payable to the holder as is necessary to provide sufficient funds to the Partnership to enable it to comply with such deduction or withholding requirement and the Partnership (or the General Partner for and on behalf of the Partnership) shall notify such holder of such sale and (x) remit the applicable portion of the net proceeds of such sale to the appropriate taxing authority and (y) the remaining net proceeds of such sale (after deduction for the amounts described in clause (x)) to such holder; provided that the General Partner shall use its reasonable best efforts to provide such holder with the opportunity to pay any withholding tax in cash, in lieu of having Exchanged Shares sold to pay some or all of the withholding tax. The General Partner shall respond to reasonable inquiries from the holders of Exchangeable Units as to the existence and amount of any withholding tax upon the exchange of such Exchangeable Units and otherwise cooperate in a reasonable manner, so that such payment can be made promptly and in a manner and at a time that will not result in a failure of delivery of all Exchanged Shares without any need for a sale as contemplated above, as, and within the time periods, contemplated in 2.2(b) above.
(b)	On and after the close of business on the Exchange Date, the holders of the Subject Units shall cease to be holders of such Subject Units and all rights with respect to such Subject Units shall immediately cease and terminate, other than the right to receive the applicable Exchanged Shares in accordance with the provisions of this Article 2. On and after the close of business on the Exchange Date, provided that payment of the applicable Exchanged Shares has been made in accordance with the foregoing provisions, the holder of the Subject Units exchanged for TopCo Shares shall thereafter be considered and deemed for all purposes to be a holder of the applicable number and class of TopCo Shares delivered to it.
(c)	Notwithstanding Section 2.3(b) of this Schedule A, where a record date in respect of a distribution occurs prior to the Exchange Date with regard to any Exchangeable Unit as to which an Exchange Notice has been delivered and there is any declared and unpaid distribution on any Exchangeable Unit as to which an Exchange Notice has been delivered, subject to Section 6.1 of this Schedule A, such distribution shall remain payable and shall be paid in the applicable form on the designated payment date to the former holder of the Exchangeable Unit so exchanged hereunder.
(d)	All filing fees, transfer taxes, sales taxes, document stamps or other similar charges levied by any Governmental Authority in connection with the repurchase of the Exchangeable Units pursuant to the Agreement shall be paid by the Partnership; provided, however, that the holder of such Exchangeable Units shall pay any such fees, taxes, stamps or similar charges that may be payable as a result of any transfer of the consideration payable in respect of such Exchangeable Units to a Person other than such holder. Except as otherwise provided in the Agreement, each party will bear its own costs in connection with the performance of its obligations under the Agreement.

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2.4	Revocation Right

A holder of Subject Units may, by notice in writing given by the holder to the Partnership before the close of business on the second Business Day immediately preceding the Exchange Date, withdraw its Exchange Notice, in which event such Exchange Notice shall be null and void.

2.5	Mandatory Exchange

In the event that:

(a)	at any time the number of Exchangeable Units Outstanding (other than Exchangeable Units held by the General Partner or its Affiliates and as such number of Units may be adjusted in accordance with the Agreement to give effect to a Combination or Subdivision of, or unit distribution on, the Exchangeable Units, or any issue or distribution of rights to acquire Exchangeable Units or securities exchangeable for or convertible into Exchangeable Units following the date hereof) represents less than 2% of the equity capital of the General Partner on a fully-diluted basis, or
(b)	a TopCo Control Transaction occurs with respect to which both: (i) the General Partner’s Board of Directors has determined, in good faith, that such TopCo Control Transaction involves an arm’s length transaction between TopCo and a bona fide third party and has a legitimate material commercial purpose other than causing the exchange of the Exchangeable Units in connection with such TopCo Control Transaction; and (ii) the holders of the Exchangeable Units have received not less than 15 Business Days prior written notice from the General Partner prior to the date that it makes such determination, or
(c)	an Exempt Exchangeable Voting Event is proposed and, following reasonable prior written notice to the holders of the Exchangeable Units by the General Partner that such proposal constitutes an Exempt Exchangeable Voting Event, the requisite plurality of such holders fail to vote or provide written consent or proxy with respect to such Exchangeable Units (to the extent such actions are permitted by Law and would not cause a violation of this Agreement, the TopCo Articles, or the Investor Rights Agreement) at a meeting called in accordance with this Agreement to approve or disapprove, as applicable, the Exempt Exchangeable Voting Event in order to maintain economic equivalence of the Exchangeable Units and the GP Units, then on prior written notice given by the Partnership to the holders of Exchangeable Units at least fifteen days prior to such mandatory exchange, in the case of the foregoing Sections 2.5(a) and 2.5(b), and on the Business Day following the day on which the holders of the Exchangeable Units failed to take such action in the case of the foregoing Section 2.5(c), the Partnership may cause a mandatory exchange of all of the Outstanding Exchangeable Units (which shall be deemed to be the Subject Units), on such date as is specified by the Partnership in such notice (which shall be deemed to be the Exchange Date), pursuant to Section 2.2 of this Schedule A, and for greater

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certainty the holders of Exchangeable Units shall not have the right to revoke such mandatory exchange pursuant to this Section 2.5 of Schedule A.

2.6	Take-Over Bid

With respect to any matter described in Section 3.23 of the Agreement that is proposed or recommended by the General Partner or the General Partner’s Board of Directors, and as a term thereof, the Partnership will cause to be put in place procedures or cause the Registrar and Transfer Agent to put in place procedures to ensure that, if holders of Exchangeable Units are required to exchange such Exchangeable Units to participate in a TopCo Offer, any such exchange shall be conditional upon and shall only be effective if the TopCo Shares tendered or deposited under such TopCo Offer are taken up.

ARTICLE 3
VOTING RIGHTS
3.1	Mailings to TopCo Shareholders

TopCo, in its own capacity and not in its capacity as General Partner, will deliver to the General Partner copies of all proxy materials (including notices of TopCo Meetings but excluding proxies to vote TopCo Shares), information statements, reports (including all interim and annual financial statements) and other written communications that, in each case, are to be distributed from time to time to holders of TopCo Shares in sufficient quantities and in sufficient time so as to enable the General Partner to send those materials to each Exchangeable Holder at the same time as such materials are first sent to holders of TopCo Shares. The General Partner will promptly mail or cause to be mailed (or otherwise communicate in the same manner as TopCo utilizes in communications to holders of TopCo Shares, subject to applicable Laws and provided such manner of communications is reasonably available to the General Partner) to each Exchangeable Holder, at the expense of TopCo, such mailing or communication to commence on the same day as the mailing or notice (or other communication) with respect thereto is commenced by TopCo to its shareholders:

(a)	a copy of such notice, together with any related materials, including any proxy circular or information statement, to be provided to shareholders of TopCo;
(b)	a statement that such Exchangeable Holder is entitled to instruct the General Partner to instruct the Trust as to the exercise of the Holder Votes with respect to such TopCo Meeting or TopCo Consent or, pursuant to Section 2.03 of the Voting Agreement, to attend such TopCo Meeting and to exercise personally the Holder Votes thereat;
(c)	a written statement as to the manner in which such instructions may be given to the General Partner, including an express indication that instructions may be given to the General Partner to give:
(i)	a proxy to such Exchangeable Holder or his or her designee to exercise personally the Holder Votes as contemplated in Section 3.5 below;

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(ii)	a proxy to a designated agent or other representative of the management of TopCo to exercise such Holder Votes in accordance with the elections(s) indicated by such Exchangeable Holder in the space that shall be included on such proxy for casting votes on each of the matters that are to be presented for a vote at the applicable meeting; and
(iii)	a statement that if no such instructions are received from an Exchangeable Holder, the Holder Votes with respect to which such Exchangeable Holder is entitled to give instructions will not be exercised by the Trust;
(d)	a form of direction whereby an Exchangeable Holder may so direct and instruct the General Partner as contemplated herein; and
(e)	a statement of the time and date by which such instructions must be received by the General Partner in order to be binding upon it, which in the case of a TopCo Meeting shall not be earlier than the close of business on the third Business Day prior to such meeting, and of the method for revoking or amending such instructions.

provided, however, that the General Partner shall not be required to provide an Exchangeable Holder such mailing or communication relating to a TopCo Meeting at which or TopCo Consent for which the TopCo Shares receivable upon the exchange of the Exchangeable Units owned of record by such Exchangeable Units do not have the right to vote. The General Partner will include in all such communications contemplated in clauses (a) through (e) above, a written form of proxy, notice or instruction, together with a pre addressed return envelope, so that the holder of the Exchangeable Units will be able to complete and sign such form and return it to as appropriate, in order to exercise the rights and powers contemplated herein.

3.2	Other Materials

As soon as reasonably practicable after receipt by TopCo or shareholders of TopCo (if such receipt is known by TopCo) of any material sent or given by or on behalf of a third party to holders of TopCo Shares generally, including dissident proxy and information circulars (and related information and material) and take-over bid circulars (and related information and material), TopCo shall use its reasonable commercial efforts to obtain and deliver to the General Partner copies thereof in sufficient quantities so as to enable the General Partner to forward such material (unless the same has been provided directly to Exchangeable Holders by such third party) to each Exchangeable Holder as soon as possible thereafter. As soon as reasonably practicable after receipt thereof, the General Partner will mail or otherwise send to each Exchangeable Holder, at the expense of TopCo, copies of all such materials received by the General Partner from TopCo. The General Partner will also make available for inspection by any Exchangeable Holder at the General Partner’s principal office in Toronto, Ontario copies of all such materials.

3.3	List of Persons Entitled to Vote

The Partnership shall (a) prior to each annual, general and special TopCo Meeting or the seeking of any TopCo Consent from the holders of TopCo Shares and (b) forthwith upon each request

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made at any time by the Trustee in writing, prepare or cause to be prepared a list (a “List”) of the names and addresses of the Exchangeable Holders arranged in alphabetical order and showing the number of Exchangeable Units held of record by each such Exchangeable Holder, in each case at the close of business on the date specified by TopCo in such request or, in the case of a List prepared in connection with a TopCo Meeting or a TopCo Consent, at the close of business on the record date established by TopCo or pursuant to applicable Law for determining the holders of TopCo Shares entitled to receive notice of and/or to vote at such TopCo Meeting or to give consent in connection with such TopCo Consent. Each such List shall be delivered to the Trustee promptly after receipt by the Partnership of such request or the record date for such meeting or seeking of consent, as the case may be, and in any event within sufficient time as to permit the Trustee to perform its obligations under the Voting Agreement.

3.4	Entitlement to Direct Votes
(a)	Generally
(i)	With respect to all TopCo Meetings at which the TopCo Class A Shares have the right to vote, and with respect to any solicitation of TopCo Consents in which the consent of the holders of the TopCo Class A Shares are sought, each holder of Class A Exchangeable Units shall be entitled to instruct the General Partner to direct the Trust to cast and exercise, in the manner instructed, that number of votes comprised in the Voting Rights for the Class A Special Voting Share which is equal to that number of votes which would attach to the TopCo Class A Shares receivable upon the exchange of the Class A Exchangeable Units owned of record by such holder of Class A Exchangeable Units on the record date established by TopCo or by applicable Law for such TopCo Meeting or TopCo Consent, as the case may be (the “Class A Holder Votes”) in respect of each matter, question, proposal or proposition on which TopCo Class A Shares are entitled to vote at such TopCo Meeting or in connection with such TopCo Consents.
(ii)	With respect to all TopCo Meetings at which the TopCo Class B Shares have the right to vote, and with respect to any solicitation of TopCo Consents in which the consent of the holders of the TopCo Class B Shares are sought, each holder of Class B Exchangeable Units shall be entitled to instruct the General Partner to direct the Trust to cast and exercise, in the manner instructed, that number of votes comprised in the Voting Rights for the Class B Special Voting Share which is equal to that number of votes which would attach to the TopCo Class B Shares receivable upon the exchange of the Class B Exchangeable Units owned of record by such holder of Class B Exchangeable Units on the record date established by TopCo or by applicable Law for such TopCo Meeting or TopCo Consent, as the case may be (the “Class B Holder Votes”) in respect of each matter, question, proposal or proposition on which TopCo Class B Shares are entitled to vote at such TopCo Meeting or in connection with such TopCo Consent.

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(iii)	With respect to any (A) TopCo Meetings at which the TopCo Class C Fully Voting Shares and/or the TopCo Class C Limited Voting Shares have the right to vote, and (B) any solicitation of TopCo Consents in which the consent of the holders of the TopCo Class C Fully Voting Shares and/or the TopCo Class C Limited Voting Shares are sought, in each case, each holder of Class C Exchangeable Units shall be entitled to instruct the General Partner to direct the Trust to cast and exercise, in the manner instructed by the holder of Class C Exchangeable Units, that number of votes comprised in the Voting Rights for the Class C Special Voting Share which is equal to that number of votes which would attach to the TopCo Class C Fully Voting Shares and/or the TopCo Class C Limited Voting Shares (such number of votes as allocated between TopCo Class C Fully Voting Shares and/or the TopCo Class C Limited Voting Shares by such holder of Class C Exchangeable Units in its instructions to the General Partner) receivable upon the exchange of the Class C Exchangeable Units owned of record by such holder of Class C Exchangeable Units on the record date established by TopCo or by applicable Law for such TopCo Meeting or TopCo Consent, as the case may be (collectively with the Class A Holder Votes and the Class B Holder Votes, the “Holder Votes”) in respect of each matter, question, proposal or proposition on which TopCo Class C Shares are entitled to vote at such TopCo Meeting or in connection with such TopCo Consent, assuming each such Class C Exchangeable Unit were exchanged for a TopCo Class C Fully Voting Share or a TopCo Class C Limited Voting Share, as applicable.
(b)	In Connection with the Separate Class Vote of a Special Voting Share
(i)	Notwithstanding Section 3.4(a) of this Schedule A, in the event that under applicable law any matter requires the approval of the holder of record of a particular Special Voting Share, voting separately as a class, the General Partner shall direct the Trust to cast and exercise, in the manner instructed, that number of votes comprised in the Voting Rights for such Special Voting Share:
1(A) in favour of the relevant matter where the result of the vote of the holders of the class of TopCo Shares receivable upon the exchange of the Exchangeable Units to which such Special Voting Share relates (e.g., TopCo Class A Shares in the case of the Class A Special Voting Share) and the applicable class of Holder Votes (e.g., Class A Holder Votes in the case of the Class A Special Voting Share), voting together if they were as a single class on such matter (a “Combined Vote”), would be the approval of such matter; and

(B) against the relevant matter where the result of the Combined Vote would be against the relevant matter;

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provided that, in the event of a vote on a proposal to amend the TopCo Articles to, or to take any other action that would: (x) effect an exchange, reclassification, cancellation or other modification which could adversely affect such Special Voting Share or the rights thereunder relative to the applicable class of TopCo Shares (e.g., TopCo Class A Shares in the case of the Class A Special Voting Share) or (y) add, change, amend, modify or remove in any respect the rights, privileges, restrictions or conditions attached to such Special Voting Share (any of the foregoing actions described in clauses (x) or (y), a “Class Vote Proposal”), in each case, the General Partner shall direct the Trust to cast and exercise, in the manner instructed, that number of votes comprised in the Voting Rights for such Special Voting Share (i) in favour of such Class Vote Proposal if a majority of the class of Holder Votes alone (e.g., Class A Holder Votes in the case of the Class A Special Voting Share), rather than a Combined Vote, voted in favour of such Class Vote Proposal, otherwise (ii) against such Class Vote Proposal.

(c)	For the purpose of determining Holder Votes with respect to which such Unitholder is entitled to give instructions pursuant to the Agreement in respect of any TopCo Meeting or TopCo Consent, the number of Exchangeable Units owned of record by a Unitholder shall be determined at the close of business on the record date established by TopCo or by applicable Law for purposes of determining shareholders entitled to vote at such TopCo Meeting.
(d)	For instructions with respect to the Voting Rights to be timely delivered by the holders of Exchangeable Units, such instructions must be delivered: (i) with respect to a TopCo Meeting, no later than three Business Days prior to the proxy cut-off time established by TopCo for such TopCo Meeting, or (ii) with respect to a TopCo Consent, no later than the close of business on the third Business Day prior to the deadline specified in such TopCo Consent, if any. The General Partner, may, in its sole discretion, choose to treat instructions delivered subsequent to the times set forth in the preceding sentence as timely delivered. The General Partner shall specify all such applicable times and dates (by reference to a specific time and date and not to a computation methodology) in each of its relevant notices required to be given to each holder of Exchangeable Units.
(e)	The General Partner shall timely direct the Trust, in writing, to cast and exercise, in the manner timely instructed, the Voting Rights in accordance with the voting instructions received pursuant to Section 3.4(a) and 3.4(b). To the extent that no instructions are timely received by the General Partner with respect to the Voting Rights with respect to any Special Voting Share, the General Partner shall instruct the Trust not exercise or permit the exercise of such Voting Rights.
3.5	Exchangeable Holder Proxies

At the request of a holder of Exchangeable Units, the General Partner shall direct the Trustee to sign and deliver to such holder of Exchangeable Units (or its designee) a proxy to exercise personally the Holder Votes of such holder of Exchangeable Units with respect to the applicable Special Voting Shares; provided that such Unit Holder provides such identifying information as is

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reasonably requested by the Trustee and either (i) has not previously given the General Partner instructions pursuant to Section 3.4 in respect of such TopCo Meeting or (ii) submits to the General Partner written revocation of any such previous instructions. The holder of Exchangeable Units exercising such Holder Votes shall have the same rights as the Trust would have had in relation to such Holder Votes to speak at the TopCo Meeting in respect of any matter, question, proposal or proposition, to vote by way of ballot at the TopCo Meeting in respect of any matter, question, proposal or proposition, and to vote by way of a show of hands in respect of any matter, question or proposition.

3.6	Actions of Exchangeable Holders

The Exchangeable Holders shall have the right to institute any action, suit or proceeding or to exercise any other remedy under or pursuant to the Agreement or the Voting Agreement in relation to directing the exercise of rights attached to a Special Voting Share as the Trustee might have taken.

3.7	Voting of Golden Share

The General Partner shall instruct the Trustee to vote the Golden Share as provided for in the Voting Agreement.

ARTICLE 4
other rights as shareholders
4.1	Certain Statutory Rights as Shareholders

TopCo hereby agrees that the Exchangeable Holders shall have the right to exercise the following rights of shareholders of TopCo on an “as-if exchanged” basis, meaning that such Exchangeable Holders shall have the same rights as if they had exchanged their Exchangeable Units for TopCo Common Shares:

(a)	All rights of holders of common shares set forth in the TopCo Articles and under applicable Law (other than voting rights and rights to dividends or other distributions).
(b)	Inspection of books and records as set forth in Section 46, 48, 196(4) and (5), 436(2) and 428(1) of the BCBA.
(c)	The right to obtain the List and all shareholder lists as set forth in Section 49 of the BCBA.
(d)	The right to make a shareholder requisition, to have a court call a shareholder meeting, to participate in a meeting telephonically and to submit shareholder proposals as set forth in Sections 167, 174(1), 186-191 of the BCBA, provided that the Exchangeable Holders also comply with the TopCo Articles.

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ARTICLE 5
AMENDMENT AND APPROVAL
5.1	Amendments
(a)	In addition to any other approval required pursuant to the terms of this Agreement, the rights, privileges, restrictions and conditions attaching to the Exchangeable Units may be added to, changed or removed but only with the approval of:
(i)	in the case of amendments that would increase or decrease the economic rights of an Exchangeable Unit relative to the applicable class of TopCo Share it would be exchangeable into, such that such securities would cease to have economic equivalence, or that would otherwise enhance or limit the rights, privileges, restrictions or conditions attaching to such Exchangeable Units relative to the rights, privileges, restrictions or conditions attaching to the applicable TopCo Shares, (A) in the case of amendments to the Class A Exchangeable Units, (i) the holders of Class A Exchangeable Units pursuant to Section 5.1(b) of this Schedule A, (ii) the holders of a majority of the outstanding TopCo Class A Shares and (iii) the General Partner; (B) in the case of amendments to the Class B Exchangeable Units, (i) the holders of Class B Exchangeable Units pursuant to Section 5.1(b) of this Schedule A, (ii) the holders of a majority of the outstanding TopCo Class B Shares and (iii) the General Partner; and (C) in the case of amendments to the Class C Exchangeable Units, (i) the holders of Class C Exchangeable Units pursuant to Section 5.1(b) of this Schedule A, and (ii) the holders of a majority of the outstanding TopCo Class C Shares and (iii) the General Partner; or
(ii)	in the case of any amendment (x) not covered by Section 5.1(a)(i) of this Schedule A and (y) that would affect the rights, privileges, restrictions or conditions attaching to certain of the Exchangeable Units in a manner adverse to those holders of Exchangeable Units relative to other holders of Exchangeable Units, with the approval all of the holders of the adversely affected Exchangeable Units and the General Partner; or
(iii)	in the case of any other amendment that would affect the rights, privileges, restrictions or conditions attaching to the Exchangeable Units, the General Partner; provided, that, until the Special Board Date (as defined in the TopCo Articles), the amendments set out in this clause (a)(iii) may only be made without the approval of any Limited Partner if approved by a majority of the Specially Designated Directors then in office.
(b)	Any approval given by the holders of the Exchangeable Units to add to, change or remove any right, privilege, restriction or condition attaching to the class of Exchangeable Units held by such holders or any other matter requiring the approval or consent of the holders of the Exchangeable Units, shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable Law

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subject to a minimum requirement that such approval be evidenced by an Ordinary Resolution passed by the holders of such class of Exchangeable Units.
(c)	Neither the Partnership nor TopCo will propose, agree to or otherwise give effect to:
(i)	any amendment to, or waiver of its rights or obligations under, the Voting Agreement without the approval of the Partners given in accordance with Section 5.1(a); or
(ii)	the termination of the Voting Agreement in accordance with Section 8.01 of the Voting Agreement without the approval of at least 75 % of the voting power attached to the Exchangeable Units (excluding Units owned by the General Partner and its Subsidiaries), which 75% approval shall include the vote of a majority of the voting power attached to the Exchangeable Units (other than Exchangeable Units beneficially owned by Rover, any Meteor Entity and their respective Affiliates and Associates); and provided that any such termination shall include the implementation of a successor Voting Agreement no less favorable to the owners of the Exchangeable Units .
ARTICLE 6
GENERAL
6.1	Fractional Shares

A holder of Exchangeable Units shall not be entitled to any fraction of a TopCo Share and no certificates representing any such fractional interest shall be issued, and such holder otherwise entitled to a fractional interest shall only be entitled to receive the nearest whole number of TopCo Shares, rounded down.

6.2	Tax Treatment

This Schedule A shall be treated as part of the partnership agreement of the Partnership as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the U.S. Treasury Regulations.

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EXHIBIT A

EXCHANGE NOTICE

To Telesat Partnership LP (the “Partnership”)

This notice is given pursuant to Section 2.1(a) of Schedule A of the Amended and Restated Limited Partnership Agreement, as amended from time to time, between Telesat Corporation (“Topco”), in its own capacity and as general partner, and the other parties thereto (the Limited Partnership Agreement”). All capitalized words and expressions used in this notice that are defined in the Limited Partnership Agreement have the meanings ascribed to such words and expressions in such Limited Partnership Agreement.

The undersigned hereby notifies the Partnership that the undersigned desires to have the Partnership exchange in accordance with the terms of the Limited Partnership Agreement:

◻	all Class _____ Exchangeable Unit(s) held by the undersigned; or
◻	__________ Class _____ Exchangeable Unit(s) held by the undersigned,

on __________ (the “Exchange Date”).

NOTE:

The “Exchange Date” must be a Business Day and must not be less than two Business Days nor more than ten Business Days after the date upon which the Exchange Notice is delivered to the office of the Partnership. If no such Business Day is specified in an Exchange Notice, the Exchange Date shall be deemed to be the second Business Day after the date on which such Exchange Notice is received by the Partnership.

If the undersigned is exchanging Class C Exchangeable Units, the undersigned hereby notifies the Partnership it desires to have the Partnership exchange the foregoing Exchangeable Unit(s) for _____ Topco Class C Fully Voting Shares and _____ TopCo Class C Limited Voting Shares.

This Exchange Notice may be revoked and withdrawn by the undersigned only by notice in writing given to the Partnership at any time before the close of business on the second Business Day preceding the Exchange Date.

The undersigned hereby represents and warrants to the Partnership that the undersigned has good title to, and owns, the Exchangeable Units subject to this notice to be acquired by the Partnership free and clear of all liens, claims and encumbrances.

◻If the undersigned is exchanging Class A Exchangeable Units or Class C Exchangeable Units, the undersigned represents that they are a Qualified Canadian (as defined in the Limited Partnership Agreement) and will promptly provide evidence in form and substance satisfactory to the General Partner of the Unitholder’s status as a Qualified Canadian upon request of the Partnership. Failure to check this box means that TopCo Class B Shares will be issued.

___________________________________________________________________
(Signature of Record Holder)(Name of Record Holder)(Date)

Exh. A-1

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NOTE:

The securities resulting from the exchange of the Exchangeable Units will be issued and registered in the name of the Unitholder as it appears on the register of the Partnership unless either option appearing immediately below is duly completed.

◻If the securities are to be issued to a Canadian broker account (CDS TRAX):

Canadian Broker Name:

Canadian Broker Address:

Canadian Broker CUID:

Canadian Broker Account Number:

Canadian Broker Phone Number:

Signature of Record Holder:

◻If the securities are to be issued to a U.S. broker account (DWAC):

U.S. Broker Name:

U.S. Broker Address:

U.S. Broker DTC Number:

Account Number:

U.S. Broker Contact Name:

U.S. Broker Phone Number:

Signature of Record Holder:

Exh. A-2